Exhibit 2.4

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 9, 2015

by and among

KATSU-GLENDALE, LLC,

SBEEG HOLDINGS, LLC,

SBE/KATSUYA USA, LLC,

THE ONE GROUP HOSPITALITY, INC.,

and

WASABI ACQUISITION GLENDALE, LLC,

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7.03	Noncontravention	24
7.04	Equity Interests	24
7.05	Licenses and Permits	25
7.06	Title to and Condition of Properties; Sufficiency of Assets	25
7.07	Environmental Matters	25
7.08	Financial Statements; No Undisclosed Liabilities	26
7.09	Absence of Certain Events	26
7.10	Legal Proceedings	28
7.11	Compliance with Laws	28
7.12	Employment Matters	29
7.13	Taxes	32
7.14	Contracts	33
7.15	Transactions with Affiliates	35
7.16	Insurance	35
7.17	[Reserved]	36
7.18	Accounts Receivable; Accounts Payable	36
7.19	Absence of Restrictions on Business Activities	36
7.20	Inventory	36
7.21	Regulatory Approvals	37
7.22	Suppliers	37
7.23	No Brokers	38
7.24	Gift Card Liability	38
7.25	Leases	38
7.26	Mailing Lists	41
7.27	Certain Payments	41
7.28	Indebtedness	41
7.29	Books and Records	41
7.30	Disclosure	41

ARTICLE VIII REPRESENTATIONS AND WARRANTIES CONCERNING PARENT AND MERGER SUB		41
8.01	Organization and Power	41
8.02	Authorization; Valid and Binding Agreement	42
8.03	No Breach	42
8.04	Governmental Consents, etc	42
8.05	Litigation	42
8.06	Broker's Fees	42

ARTICLE IX TERMINATION		42
9.01	Termination	42
9.02	Effect of Termination	43

ARTICLE X INDEMNIFICATION		44
10.01	Survival; Notice of Indemnification Claims	44
10.02	Indemnification by SBEEG and the Members for the Benefit of the Parent Indemnified Persons	45

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10.03	Indemnification by the Parent for the Benefit of the Members	47
10.04	Determination of Loss Amount	48
10.05	Mitigation	48
10.06	Manner of Payment	48
10.07	Defense of Third Party Claims	48
10.08	Governing Law; Jurisdiction; Venue; Service of Process	50
10.09	Limitation on Recourse	50

ARTICLE XI ADDITIONAL COVENANTS AND AGREEMENTS		51
11.01	Disclosure Generally	51
11.02	Acknowledgment of Parent	51
11.03	Tax Matters	51
11.04	Further Assurances	54
11.05	Access to Books and Records	54
11.06	Employee Matters	54
11.07	SBEEG as the Members’ Representative	55
11.08	Confidentiality	56
11.09	Landlord Agreement; SNDA	56

ARTICLE XII MISCELLANEOUS		57
12.01	Press Releases and Communications	57
12.02	Expenses	58
12.03	Knowledge Defined	58
12.04	Notices	58
12.05	Assignment	59
12.06	Severability	59
12.07	References; Interpretation	59
12.08	No Strict Construction	60
12.09	Amendment and Waiver	60
12.10	Complete Agreement	60
12.11	Counterparts	60
12.12	No Third-Party Beneficiaries	60
12.13	Waiver of Jury Trial	60
12.14	Delivery by Facsimile or PDF	61
12.15	Specific Performance	61
12.16	Attorney-Client Privilege; Continued Representation	61

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Operating Agreement
Exhibit B	Escrow Agreement
Exhibit C	Form of Landlord Agreement
Exhibit D	Form of Landlord Consent and Acknowledgment

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INDEX OF SCHEDULES

Description

Schedule I	List of Members and Company LLC Interests
Schedule II	Permitted Liens Schedule
Schedule III	Merger Consideration Schedule
Schedule IV	Disclosure Schedules

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made as of July 9, 2015 by and among Katsu-Glendale, LLC, a California limited liability company (the “Company”), SBEEG Holdings, LLC, a Delaware limited liability company (“SBEEG”), SBE/Katsuya USA, LLC, the manager of the Company (the “Manager”), The ONE Group Hospitality, Inc., a Delaware corporation (“Parent”), and Wasabi Acquisition Glendale, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”). The Company, Parent, Merger Sub and SBEEG are collectively referred to herein as the “Parties” and individually each as a “Party.”

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Limited Liability Company Act of the State of California (the “LLC Act”) and the State of Delaware (the “DE LLC Act”), Parent, Merger Sub and the Company will consummate a business combination transaction pursuant to which Merger Sub will merge (the “Merger”) with and into the Company, with the Company continuing as the surviving company (the “Surviving Company”); and

WHEREAS, the Manager has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its Members and has approved this Agreement, the Merger, the Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, and intending to be legally bound hereby, the Company, Parent, Merger Sub, the Manager and SBEEG hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01         Definitions.

For purposes hereof, the following terms, when used herein with initial capital letters, shall have (a) the respective meanings set forth herein or (b) if not otherwise defined herein, the meaning set forth in the Asset Purchase Agreement:

“Action” means any suit, action, arbitration, cause of action, claim, complaint, prosecution, audit, inquiry, investigation, governmental or other proceeding, whether civil, criminal, administrative, investigative or informal, at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including any partnership or joint venture in which one Person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of ten percent (10%), or more; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which either the Company are or have been a member.

“Aggregate Closing Merger Consideration” means an amount equal to the Base Purchase Price in cash minus (a) Indebtedness of the Company plus (b) the amount (if any) by which the Estimated Working Capital is greater than the Target Working Capital minus (c) the amount (if any) by which the Estimated Working Capital is less than the Target Working Capital.

“Asset Purchase Agreement” means that certain asset purchase agreement dated as of the date hereof by and among the Parent, SBEEG, the Manager and the other parties thereto.

“Assets” means all of the assets, properties, rights, interests and goodwill of every kind and nature whatsoever, whether tangible or intangible, wherever located, owned, used or held for use by the Company in connection with the Business, whether now owned, used or held for use or acquired prior to the Closing.

“Base Purchase Price” means $1,200,000.00.

“Business” means the ownership, operation, promotion and development of Katsuya Glendale.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of Delaware.

“Business Employee” means any employee of Spoonful who currently provides services primarily to the Business.

“Business Material Adverse Effect” means a material adverse effect on the Company, condition (financial or otherwise), properties, prospects, operations or results of operation of the Business or the ability of the Company, SBEEG or the Manager to perform its obligations as contemplated in this Agreement or any Related Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company LLC Interests” means the limited liability company membership interests of the Company, and with respect to each member of the Company, such number of Company LLC Interests as are set forth next to such member’s name on Schedule I hereto.

“Company's Accounting Practices and Procedures” means the accounting methods, policies, practices and procedures, including classification and estimation methodology (but taking into account all available information as of the time of preparation of the applicable financial statements or calculations) used by the Company in the preparation of the Audited Financial Statements for the year ended December 31, 2014.

“Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, invoice, quotation, purchase order, sales order, lease, endorsement agreement, and any other agreement, contract, instrument, obligation, offer, commitment, plan, arrangement, understanding or undertaking, written or oral, express or implied, to which a Person is a party or by which any of its properties, assets or Intellectual Property may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

“Court” means any court or arbitration tribunal of any country or territory, or any state, province or other subdivision thereof.

“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) and any bonus, option, interest purchase, interest ownership, stock appreciation right, restricted stock, phantom stock, equity or equity-based, incentive compensation, pension, profit-sharing, deferred compensation, health, medical, dental, vision, retiree medical or other retirement benefit, welfare, accident, disability or life insurance, workmen's compensation or other insurance, vacation, day or dependent care, legal services, cafeteria benefit, dependent care, disability, director, leave of absence, layoff, employee or independent contractor loan, fringe benefit, sabbatical, supplemental retirement, severance, separation, termination, change of control, collective bargaining, or other benefit plan, program, policy or arrangement, and all employment, termination, severance, consulting or other contract or agreement which the Company maintains, administers, sponsors, or contributes to, or with respect to which the Company has or may have any obligation, whether written or oral, and whether or not subject to ERISA.

“Environmental Law” means any Law or Order relating to the environment or occupational health and safety, including any Law or Order pertaining to (i) treatment, storage, disposal, generation and transportation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection of groundwater, surface water or soil; (iv) the release or threatened release into the environment of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping; (v) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles used for Materials of Environmental Concern; or (vi) occupational health and safety. As used above, the terms “release” and “environment” shall have the meaning set forth in CERCLA.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Continental Stock Transfer & Trust Company, or any successor escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Amount” means an amount equal to (A) $2,000,000 multiplied by (B) (i) the Base Purchase Price divided by (ii) $27,600,000. One-half of the Escrow Amount shall be released twelve (12) months after the Closing Date (less the amount of any pending or resolved claims as of such date) and the remainder shall be released at eighteen (18) months (less the amount of any pending or resolved claims as of such date), as further described and upon the terms set forth in the Escrow Agreement.

“Exempted Litigation Matters” has the meaning set forth on Schedule 7.10(a) attached hereto.

“GAAP” means United States generally accepted accounting principles applied in a consistent manner throughout the periods involved.

“Governmental Authority” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; and (iii) governmental or quasi-governmental body, agency or instrumentality of any nature (including any governmental division, authority, program, plan, office, bureau, board, directorate, political subdivision, department, agency, commission, instrumentality, official, organization, unit, body or entity or any court or other tribunal, taxing authority, arbitrator or arbitral body).

“Indebtedness” means Liabilities (including Liabilities for principal, accrued interest, penalties, fees and premiums) (i) for borrowed money, or with respect to deposits or advances of any kind, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid, (iv) under conditional sale or other title retention agreements, (v)  issued or assumed as the deferred purchase price of property or services (other than all accounts payable incurred in the ordinary course of the Business to the extent included in the calculation of Working Capital), (vi)  of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, and (vii) under leases required to be accounted for as capital leases under GAAP.

“Intellectual Property” means (i) worldwide trademarks, service marks, trade names, trade dress, designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (whether registered or not, but including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); (ii) patents (including the ideas, inventions and discoveries described therein, any pending applications, any registrations, patents or patent applications based on applications that are continuations, continuations-in-part, divisional, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); (iii) works of authorship or copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship (collectively, “Copyrights”); (iv) trade secrets and other confidential or proprietary information, know-how, confidential or proprietary technology, processes, work flows, formulae, algorithms, models, user interfaces, customer, supplier, vendor, distributor and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and discoveries (whether patentable or not) (collectively, “Trade Secrets”); (v) computer programs and other Software, macros, scripts, source code, object code, binary code, methodologies, processes, work flows, architecture, structure, display screens, layouts, development tools, instructions and templates; (vi) published and unpublished works of authorship, including audiovisual works, databases and literary works; (vii) rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; (viii) rights of attribution and integrity and other moral rights; (ix) Uniform Resource Locators (“URLs”) and Internet domain names and applications therefor (and all interest therein), IP addresses, adwords, key word associations and related rights; and (x) (a) all other proprietary, intellectual property and other rights relating to any or all of the foregoing, (b) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media) and (c) all rights to sue for and any and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction.

“IRS” means the Internal Revenue Service.

“Law” means any United States federal, state, local, municipal, or any foreign law, statute, constitution, principle of common law, standard, ordinance, code, edict, decree, rule, regulation, resolution, promulgation, ruling or requirement, or any Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law.

“Landlord Agreement” means the Landlord Agreement in the form attached hereto as Exhibit C.

“Landlord Consent” means the Landlord Consent and Acknowledgment to be entered into by the Company and the lessor of any Facility Lease, in the form attached hereto as Exhibit D, or in such other form as shall be acceptable to the Parent in its reasonable discretion.

“Liability” means any debts, liabilities, obligations, claims, charges, Taxes, damages, demands and assessments of any kind, including those with respect to any Governmental Authority, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, whenever or however arising (including, those arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liens” means any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

“Losses” means any loss, damage, Liability, encumbrance, Tax, fine, penalty, cost or expense, including but not limited to the costs and expenses of any investigation, defense or settlement of an Action or claim, the costs and expenses associated with the enforcement of this Agreement or any Related Agreement and any reasonable, actual and documented fees or expenses of attorneys, accountants or other experts or consultants retained in connection with any such Action or claim or the enforcement of this Agreement; provided, that Losses shall not include any punitive damages, consequential damages, exemplary damages or special damages except to the extent any such damages are reasonably foreseeable and incurred as a result of a Third Party Claim.

“Material Adverse Change” means an event, change or effect, that has or would be reasonably likely to have a material adverse effect or a material adverse change to (a) the financial condition, business, results of operations, assets or liabilities of the Company and its Affiliates party to and merging pursuant to the Other Merger Agreements (collectively, the “Merger Entities”), on a combined basis; (b) the ability of each of the Merger Entities to consummate the transactions contemplated by this Agreement or any Other Merger Agreement, as applicable, or to perform any of its respective obligations under this Agreement or any Other Merger Agreement, as applicable; or (c) the ability of any Affiliate of the Company that is party to the Asset Purchase Agreement (collectively, the “Seller Entities”) to consummate the transactions contemplated by the Asset Purchase Agreement or perform any of its obligations under the Asset Purchase Agreement; provided, however, that any adverse effects attributable to any of the following shall not be deemed to constitute, and the following shall not be taken into account in determining whether there has been or will be, a Material Adverse Change: (i) conditions affecting the industries in which the Merger Entities or Seller Entities participate or the U.S. economy as a whole (other than those that disproportionately affect the Merger Entities or Seller Entities); (ii) actions taken by the Seller Entities and Merger Entities at Buyer or Parent’s express written direction or with Buyer or Parent’s express written consent; (iii) the announcement of this Agreement, any Other Merger Agreement or the Asset Purchase Agreement; (iv) compliance with the provisions of this Agreement, any Other Merger Agreement or the Asset Purchase Agreement; (v) conditions resulting from the outbreak or escalation of hostilities, including acts of war or terrorism (other than those that disproportionately affect Seller Entities and Merger Entities); (vi) conditions resulting from any breach by Buyer or Parent of any provisions of this Agreement, any Other Merger Agreement or the Asset Purchase Agreement; and (vii) change in GAAP.

“Materials of Environmental Concern” means any substances, chemicals, compounds, solids, liquids, gases, materials, pollutants or contaminants, hazardous substances (including as such term is defined under CERCLA), solid wastes and hazardous wastes (including as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, asbestos or substances containing asbestos, polychlorinated biphenyls or any other material subject to regulation under any Environmental Law.

“Members” or “Member” means the members of the Company that are from time to time listed on Schedule I hereto.

“Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination, settlement, agreement, or award made, issued or entered into by or with any Governmental Authority.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Other Merger Agreements” means those certain agreements and plans of merger dated as of the date hereof by and among the Parent, SBEEG, the Manager and the other parties thereto.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iii) purchase money Liens and Liens securing rental payments under capital or operating lease arrangements so long as such leases were disclosed in the Schedules to this Agreement; (iv) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and which are not, individually or in the aggregate, material; and (v) the items set forth on the Permitted Liens Schedule attached as Schedule II hereto.

“Per LLC Interest Closing Merger Consideration” means (a) the Aggregate Closing Merger Consideration, divided by (b) the total number of Company LLC Interests of the Company immediately prior to Closing.

“Permits” means, with respect to any Person, any license, franchise, permit, permission, variance, clearance, registration, accreditation, qualification, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or pursuant to any Law to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Post-Closing Covenant” means any covenant or agreement on the part of any Party hereto that is required to be performed in whole or in part from and after the Closing Date.

“Pre-Closing Covenant” means any covenant or agreement on the part of any Party hereto that is required to be performed in its entirely on or prior to the Closing Date.

“Pro Rata Share” means, with respect to any Member, the percentage set forth opposite such Member's name on the Merger Consideration Schedule attached as Schedule III hereto.

“Related Agreements” means the Asset Purchase Agreement, the Escrow Agreement, and each of the other agreements, certificates, instruments and documents to be executed and delivered in connection with the consummation of the Merger and the other transactions contemplated hereby.

“Release” means any spill, discharge, leak, emission, escape, injection, dumping, or other release by the Company of any Materials of Environmental Concern into the environment.

“Securities Act” means the Securities Act of 1933, as amended.

“Spoonful” means Spoonful Management LLC.

“Target Working Capital” means Zero Dollars ($0).

“Tax” or “Taxes” means any and all taxes whatsoever, including any interest, penalties or other additions to tax that may become payable in respect thereof, whether disputed or not, imposed by any Governmental Authority, which taxes shall include all federal, state, local or foreign income taxes, profits taxes, taxes on gains, gross receipts taxes, goods and services taxes, franchise taxes, estimated taxes, alternative minimum taxes, sales taxes, use taxes, ad valorem taxes, transfer taxes, real or personal property taxes, land transfer taxes, registration taxes, value added taxes, escheat or unclaimed property assessments, excise taxes, natural resources taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, workers' compensation taxes, windfall taxes, environmental taxes, taxes on stock, social security or similar taxes (including FICA), welfare taxes, unemployment insurance taxes, disability taxes, payroll taxes, license charges, employee or other withholding taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and any charges of any kind in the nature of (or similar to) taxes.

“Tax Returns” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, claims for refund or other written information (including any and all schedules, attachments, amendments or related or supporting information thereto) of or with respect to any Tax filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transferred Employees” means each employee of Spoonful hired by the Surviving Company.

“Working Capital” means the excess of (a) the current assets of the Company determined in accordance with the Company’s Accounting Practices and Procedures minus (b) the current liabilities of the Company determined in accordance with the Company’s Accounting Practices and Procedures.

ARTICLE II
THE MERGER

2.01       The Merger

On the terms and subject to the conditions set forth in this Agreement, and in accordance with the LLC Act and the DE LLC Act, at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company.

2.02       Closing

Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the third (3rd) Business Day following the date on which all of the conditions set forth in Article IV have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time and/or date is agreed to in writing by the Company and Parent (the “Closing Date”). The Closing shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, unless another place is agreed to in writing by the Company and Parent (it being understood that the Closing may be effected by the delivery of documents via e-mail, facsimile and/or overnight courier). The consummation of the transactions contemplated by this Agreement to occur at the Closing shall be deemed to occur at 12:01 a.m. (EST) on the Closing Date. The Closing shall occur simultaneously with the “Closings” of the transactions contemplated in each of the Asset Purchase Agreement and the Other Merger Agreement.

2.03       Effective Time

Prior to the Closing, Parent shall prepare, and on the Closing Date, the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware and the State of California, in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the LLC Act and the DE LLC Act and shall make all other filings or recordings required under the LLC Act and the DE LLC Act in connection with the Merger. The Merger shall become effective at the time upon which the Certificate of Merger is duly filed and accepted with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.04       Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the LLC Act and the DE LLC Act.

2.05       Operating Agreement.

The Operating Agreement of the Surviving Company shall be amended at the Effective Time to be in the form of Exhibit A attached hereto and, as so amended, such Operating Agreement shall be the operating agreement of the Surviving Company until thereafter changed or amended as provided therein and by applicable law.

2.06       Managing Member.

Wasabi Holdings, LLC shall be the managing member of the Surviving Company in accordance with the Operating Agreement of the Surviving Company.

ARTICLE III
EFFECT ON THE CONSTITUENT ENTITIES; PAYMENT OF MERGER CONSIDERATION

3.01       Effect on Equity Interests

At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Members:

(a)          Each outstanding unit of limited liability company membership interest of Merger Sub shall be converted into and become one unit of limited liability company membership interest of the Surviving Company.

(b)          Subject to Section 3.01(e), the Company LLC Interests outstanding immediately prior to the Effective Time shall be converted into the right to receive, (A) for the Manager (i) the Per LLC Interest Closing Merger Consideration in cash minus the Escrow Amount, payable to the Manager upon the Closing in the manner provided in Section 3.02, plus (ii) subject to adjustment as provided in the Escrow Agreement, any distribution from the Escrow Account to which the Manager is entitled; or (B) for all other Members, the Per LLC Interest Closing Merger Consideration payable to the holder thereof upon the Closing in the manner provided in Section 3.02.

(c)          The consideration paid in accordance with the terms of Sections 3.01(b) and 3.02 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company LLC Interests, and after the Effective Time there shall be no further registration of transfers on the transfer books of the Surviving Company of Company LLC Interests that were outstanding immediately prior to the Effective Time.

(d)          Notwithstanding anything to the contrary contained herein, Parent, the Company, Merger Sub, the Surviving Company or any other applicable withholding agent, as applicable, and after adequate notice to and discussion with SBEEG as to the appropriateness of withholding shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code, or under any provision of applicable state, local or foreign Tax Law, with respect to the making of such payment and any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company LLC Interests in respect of which such deduction or withholding was made.

(e)          Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amounts payable at the Closing in connection with the Merger under this Article III exceed the Aggregate Closing Merger Consideration less the Escrow Amount.

3.02       Payment of Merger Consideration and Other Amounts.

(a)          At the Closing, Parent shall pay or cause to be paid, by wire transfer of immediately available funds to the accounts specified by SBEEG in writing to Parent not less than two (2) Business Days prior to the Closing, to each Member (subject to Section 3.01) the amount specified in Section 3.01(b)(A) with respect to the Company LLC Interests held by such Member.

(b)          At the Closing, Parent or Merger Sub shall pay or cause to be paid, by wire transfer of immediately available funds to the escrow account to be maintained pursuant to the Escrow Agreement (the “Escrow Account”), an amount equal to the Escrow Amount pursuant to the terms of an escrow agreement, in form and substance reasonably satisfactory to the Parent, SBEEG and the Escrow Agent, and which will be attached hereto as Exhibit B (the “Escrow Agreement”), which Escrow Amount shall be distributed to Parent or SBEEG in the manner specified in the Escrow Agreement, and, if applicable, distributed to the Members by SBEEG in accordance with this Article III.

(c)          Notwithstanding anything to the contrary contained herein, Parent shall not be required to deliver to any Member any consideration for any Member's outstanding Company LLC Interests, or any other payments pursuant to this Article III, until such Member has delivered to Parent evidence of ownership of such Member's Company LLC Interests, a letter of transmittal, which shall include a general release of all claims by such Member against the Company, Parent, Merger Sub and the Surviving Company (other than claims arising out of or in connection with this Agreement or the transaction contemplated hereby), or such other documentation as may be reasonably satisfactory to Parent, or such other documentation as may be reasonably satisfactory to Parent.

(d)          Not less than two (2) Business Days prior to the Closing, SBEEG shall deliver to Parent a schedule setting forth a true and complete list of all the Members, the number of Company LLC Interests held by each such holder, the amount of the Aggregate Closing Merger Consideration to be paid to each such holder on the Closing Date, and the Parent and Merger Sub shall be entitled to rely on such schedule.

(e)          Notwithstanding anything to the contrary contained herein, in the case of any Member who, as of the Effective Time, owes any Indebtedness (including accrued interest) to the Company (each, a “Member Loan Amount”), Parent or Merger Sub and the Surviving Company, as the case may be, shall deduct and withhold such holder's Member Loan Amount from the Aggregate Closing Merger Consideration otherwise payable to such holder pursuant to the Merger and, if such Member Loan Amount has been paid in full, any instrument evidencing such Member Loan Amount shall be promptly returned to the applicable Member. To the extent a Member Loan Amount is so withheld by Parent, Merger Sub or the Surviving Company, as the case may be, the withheld amount shall be treated for all purposes of this Agreement as having been paid to the Member in respect of which the deduction and withholding was made, and such Member Loan Amount shall to such extent be deemed paid.

3.03       Adjustment to Aggregate Closing Merger Consideration.

(a)          At least two (2) Business Days prior to the Closing, the Company will, in good faith and in accordance with the terms of this Section 3.03, prepare and deliver to Parent a written estimate (which shall be subject to review and the reasonable approval of the Parent) setting forth a calculation of the Aggregate Closing Merger Consideration (the “Estimated Aggregate Merger Consideration”) and calculations of the components thereof together with an estimated closing balance sheet of the Company determined as of 11:59 p.m. (EST) on the day immediately preceding the Closing Date (the “Estimated Closing Balance Sheet”), calculated in a manner consistent with the Company's Accounting Practices and Procedures; provided, that such Closing Balance Sheet shall include (i) an estimation of Working Capital as of 11:59 p.m. (EST) on the day immediately preceding the Closing Date (“Estimated Working Capital”), and (ii) an Indebtedness Schedule setting forth the amount of Indebtedness of the Company (the “Estimated Indebtedness” and, together with the Estimated Working Capital, the “Merger Consideration Components”).

(b)          Within 60 days following the Closing, the Surviving Company will, in good faith and in accordance with the terms of this Section 3.03, prepare and deliver to SBEEG a calculation of the Aggregate Closing Merger Consideration and the Merger Consideration Components (the “Merger Consideration Statement”), calculated in a manner consistent with the Company's Accounting Practices and Procedures.

(c)          SBEEG shall have 45 days from the date of receipt of the Merger Consideration Statement to review the computation of the Aggregate Closing Merger Consideration and the Merger Consideration Components. In connection with the review of the Merger Consideration Statement: (i) Parent and the Surviving Company will make available to SBEEG and its auditors and other advisors (if any) all records and work papers that SBEEG and its auditors and other advisors (if any) reasonably request in reviewing the Merger Consideration Statement; (ii) SBEEG and its auditors and other advisors (if any) shall be entitled to make copies thereof; and (iii) upon reasonable request of SBEEG, for copies thereof to be made and sent to SBEEG and its auditors and other advisors (if any) at the reasonable expense of SBEEG. In the event that SBEEG disagrees with the Merger Consideration Statement or the amount of any Merger Consideration Component as calculated, SBEEG shall deliver written notice of such disagreement to Parent and the Surviving Company (an “Objection Notice”). The Merger Consideration Statement and the Merger Consideration Components, as calculated, shall be final, conclusive and binding on the parties if no Objection Notice is timely delivered prior to such 45th day following delivery of the Merger Consideration Statement. If SBEEG has timely delivered an Objection Notice to Parent and the Surviving Company, Parent, on the one hand, and SBEEG, on the other hand, will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within 30 days after Parent has received the Objection Notice, SBEEG or Parent may submit the matter for resolution to a nationally recognized independent accounting firm mutually agreed upon by Parent and SBEEG (the “Firm”) to resolve any remaining disagreements. Parent, on the one hand, and SBEEG, on the other hand, will direct the Firm to use its commercially reasonable efforts to render a determination within 30 days of submitting the matters to it for resolution and the Surviving Company, SBEEG and Parent and their respective agents will cooperate with the Firm during its resolution of any disagreements included in the Objection Notice. The Firm will consider only those items and amounts set forth in the Objection Notice that Parent, on the one hand, and SBEEG, on the other hand, are unable to resolve. SBEEG and Parent shall furnish or cause to be furnished to the Firm such work papers and other documents and information relating to such disputed items as the Firm may request and are available to that party or its agents and shall be afforded the opportunity to present to the Firm any material relating to such disputed items. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party. The fees and expenses of the Firm incurred pursuant to this Section 3.03(c), shall be paid by Parent and the Manager out of the Escrow Account in inverse proportion as they may prevail on matters resolved by the Firm (by way of example, if Parent is 80% successful in the dispute, Parent would be responsible for 20% of the fees and expenses of the Firm), which proportionate allocation shall be determined by the Firm. The determination of the Firm as to any disputed matters (and the reasons therefor) shall be set forth in a written statement delivered to Parent, the Surviving Company, the Manager and SBEEG and shall be final, conclusive and binding on the parties, absent manifest error. The Parties agree that judgment may be entered for purposes of enforcement upon the determination of the Firm in any court of competent jurisdiction.

(d)          The Aggregate Closing Merger Consideration, Merger Consideration Components, including the Closing Balance Sheet and Working Capital as agreed to by SBEEG and Parent or as determined by the Firm, as applicable, shall be conclusive and binding on all of the Parties and shall be deemed the “Final Aggregate Merger Consideration”, “Final Closing Balance Sheet” and “Final Working Capital,” respectively, for all purposes herein.

(e)          The Merger Consideration Components, the Estimated Closing Balance Sheet and Final Closing Balance Sheet shall be prepared, and the Estimated Working Capital and the Final Working Capital shall be calculated pursuant to this Section 3.03 on a basis consistent with the Company's Accounting Practices and Procedures.

(f)          If the Final Aggregate Merger Consideration is less than the Estimated Aggregate Merger Consideration, then an amount equal to such shortfall shall be satisfied out of the Escrow Amount by withdrawal from the Escrow Account, and Parent and SBEEG shall promptly and in any event within two (2) Business Days provide joint written instructions to the Escrow Agent directing that such shortfall amount be disbursed to the payee and account(s) specified by Parent. If the Final Aggregate Merger Consideration is greater than the Estimated Aggregate Merger Consideration, payment of such excess amount shall be made promptly and in any event within two (2) Business Days in the same manner as the payments made pursuant to Section 3.02(a) and (b).

ARTICLE IV
CLOSING CONDITIONS

4.01       Conditions to the Parent's and Merger Sub's Obligations

The obligations of the Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or to the extent permitted by Law, waiver by the Parent and Merger Sub, of each of the following conditions to the Closing:

(a)          Each of the representations and warranties of the Manager in Article VI and of the Company, SBEEG and the Manager in Article VII that is qualified by “materiality” “Business Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date), in all cases after giving effect to any supplement to the Disclosure Schedule.

(b)          The Company, the Members and SBEEG shall have performed or complied with in all material respects all of the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)          No Action will be pending or threatened in writing wherein an unfavorable judgment, decree or order would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, (ii) declare unlawful the transactions contemplated by this Agreement or (iii) would reasonably be expected to cause such transactions to be rescinded;

(d)          The Certificate of Merger shall have been duly executed and delivered on behalf of the Company and filed with each of the Delaware Secretary of State and the California Secretary of State, and accepted for filing, and the Merger shall have become effective under applicable Law;

(e)          Parent shall have received the Escrow Agreement duly executed by SBEEG, the Manager and the Escrow Agent (along with the wire transfer instructions for payment of the Escrow Amount to the Escrow Agent);

(f)          The Company and SBEEG shall have delivered to the Parent each of the following:

(i)          A certificate, dated as of the Closing Date, signed by an officer of the Manager or the Company certifying as to the conditions specified in subsections (a), (b), (c) (to its knowledge), (k) and (l) to this Section 4.01;

(ii)         Copies of all material governmental or third party consents listed on Schedule 6.04, 7.02 or 7.03 relating to the consummation of the transactions contemplated hereby, including, without limitation, the consent of the lessor of any Facility Lease to the modification of the guarantees made by Sam Nazarian and any other guarantors of such Facility Leases (or the Facility Leases themselves) (the “Guaranty Modifications”) such that the act or omissions of Sam Nazarian or any other applicable guarantor (or their Affiliates) cannot cause an event of default of breach by the tenant under the applicable Facility Leases); and all such consents shall be in form and substance reasonably satisfactory to the Parent and shall be in full force and effect and not subject to any condition or waiver that has not been satisfied;

(iii)        All payoff letters and lien release documentation (or other evidence of payment in full satisfaction where applicable) reasonably satisfactory to the Parent and their counsel and lenders relating to any Indebtedness being paid off at Closing and the termination of all Liens on any assets securing any such Indebtedness shall have been provided by the lenders related thereto;

(iv)        All existing minute books, ledgers and registers, schedules of members, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of the Company, if not already located on the premises of the Company;

(v)         Resignations effective as of the Closing Date from the Manager and all officers of the Company;

(vi)        A copy of the Organizational Documents of the Company, and a certificate of good standing from the Secretary of State of the state of formation for the Company dated within fifteen (15) days of the Closing Date, a listing of all the names and incumbency of each of the officers of the Manager executing this Agreement on behalf of itself and the Company or any Related Agreement and all resolutions adopted by the Manager or any of the Members of the Company in connection with this Agreement and the transactions contemplated hereby, in each case, certified by an appropriate officer of the Manager; and

(vii)       A certification dated as of the Closing Date, conforming to the requirements of the Treasury Regulations promulgated under Section 1445 of the Code that eliminates the obligation of Buyer to withhold on the transactions contemplated hereunder pursuant to Section 1445 of the Code;

(g)          Parent shall have received the Landlord Consent duly executed by the Company and the applicable lessor party thereto;

(h)          Any management agreements in effect relating to the operation of the Business or other agreements between the Company and any Affiliate of SBEEG shall have been terminated;

(i)          This Agreement shall have been approved and adopted by the requisite affirmative vote of the members of the Company in accordance with the LLC Act and the Company's Organizational Documents;

(j)          All of the conditions set forth in Sections 6.1 and 6.2 of the Asset Purchase Agreement have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the “Closing Date” set forth in the Asset Purchase Agreement, which conditions shall be required to be so satisfied or waived on the “Closing Date” set forth in the Asset Purchase Agreement);

(k)          All of the conditions set forth in Section 4.01 of the Other Merger Agreements have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the “Closing Date” set forth in the Other Merger Agreements, which conditions shall be required to be so satisfied or waived on the “Closing Date” set forth in the Other Merger Agreements); and

(l)          Since the date of this Agreement, there shall not have occurred a Material Adverse Change, it being acknowledged that any disclosure of a matter in the Disclosure Schedule indicating that a matter might have a Material Adverse Change shall not limit the Buyer’s or Parent’s ability to assert that such matter has had a Material Adverse Change for purposes of this Section 4.01(l).

4.02       Conditions to the Company's, SBEEG’s and the Manager’s Obligations

The obligations of the Company, SBEEG and the Manager to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or to the extent permitted by Law, waiver by the Company, SBEEG and the Manager of the following conditions to the Closing:

(a)          Each of the representations and warranties of the Parent and Merger Sub in Article VIII that is qualified by “materiality” “material adverse effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date), in all cases after giving effect to any supplement to the Disclosure Schedule;

(b)          The Parent shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)          No Action will be pending wherein an unfavorable judgment, decree or order would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, (ii) declare unlawful the transactions contemplated by this Agreement or (iii) would reasonably be expected to cause such transactions to be rescinded;

(d)          SBEEG shall have received a copy of the Escrow Agreement duly executed by Parent and the Escrow Agent and Parent shall be ready, willing and able to fund the Escrow Amount at Closing;

(e)          The Parent shall have delivered to SBEEG each of the following:

(i)          A certificate of Parent attaching copies of the resolutions duly adopted by the Parent's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(ii)         An officer certificate of Parent, dated as of the Closing Date, certifying as to the conditions specified in subsections (a) and (b) of this Section 4.02 have been satisfied;

(iii)        A certificate of good standing from the Secretary of State of the state of incorporation of the Parent dated within fifteen (15) days of the Closing Date; and

(iv)        Copies of all material governmental or third party consents relating to the consummation of the transactions contemplated hereby, (except that the requirement to obtain the Landlord Consent and the Guaranty Modifications shall be sole responsibility of the Company and SBEEG and shall not be deemed a condition to closing pursuant to this Section 4.02); and all such consents shall be in form and substance reasonably satisfactory to SBEEG and shall be in full force and effect and not subject to any condition or waiver that has not been satisfied;

(f)          All of the conditions set forth in Sections 6.1 and 6.3 of the Asset Purchase Agreement have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the “Closing Date” set forth in the Asset Purchase Agreement, which conditions shall be required to be so satisfied or waived on the “Closing Date” set forth in the Asset Purchase Agreement); and

(g)          All of the conditions set forth in Section 4.02 of the Other Merger Agreements have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the “Closing Date” set forth in the Other Merger Agreements, which conditions shall be required to be so satisfied or waived on the “Closing Date” set forth in the Other Merger Agreements).

ARTICLE V
PRE-CLOSING COVENANTS

5.01       Conduct of the Business

(a)          From the date hereof until the Closing Date, or the earlier termination of this Agreement pursuant to Article IX, except to the extent described in Schedule 5.01 or otherwise required or specifically permitted by this Agreement, the Company shall: (i) conduct the Business in the ordinary course of business consistent with past practice in all material respects (including with respect to capital expenditures, the timely making of any budgeted or emergency capital expenditures or capital expenditures that are required to maintain the Business in compliance with any applicable Laws), unless the Parent shall have otherwise consented in writing (which consent will not be unreasonably withheld, conditioned or delayed); (ii) maintain in effect the insurance coverage described on Schedule 7.16 (or reasonably equivalent replacement coverage); (iii) use its commercially reasonable efforts to preserve the present relationships of the Business with suppliers, vendors, licensees and other Persons with which the Business has business relations; (iv) maintain in effect the Business Licenses (if any) in accordance with the terms thereof and renew any Business License that would otherwise expire pursuant to the terms thereof between the date of this Agreement and the Closing; (v) use its commercially reasonable efforts to keep, or to cause Spoonful to keep, available the services of the Business Employees subject to the normal hiring and firing of Business Employees in the ordinary course of business consistent with past practice and (vi) use commercially reasonable efforts to preserve intact its business organization, value as a going concern and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees.

(b)          From the date hereof until the Closing Date, or the earlier termination of this Agreement pursuant to Article IX, except to the extent described in Schedule 5.01 or otherwise required or specifically permitted by this Agreement or consented to in writing by the Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall refrain from: (i) issuing, selling or delivering any of its Company LLC Interests or other Equity Interests or issuing or selling any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its Company LLC Interests or other Equity Interests (or amending any term of any of the foregoing); (ii) effecting any recapitalization, reclassification, dividend, split or like change in its capitalization other than dividends in the in the ordinary course of business consistent with past practice and the terms and conditions of the Company’s Organizational Documents; (iii) amending its Organizational Documents; (iv) making any redemption or purchase of any of its of its Company LLC Interests or other Equity Interests; (v) (A) merging, consolidating or combining with any Person or (B) acquiring any material assets, except for acquisitions of inventory, equipment and supplies in the ordinary course of business consistent with past practice; (vi) permitting any of the assets of the Company to become subject to a Lien (other than a Permitted Lien) or selling, leasing, licensing or otherwise disposing of any assets or securities, including by merger, consolidation, asset sale or other business combination, other than in the ordinary course of business consistent with past practice; (vii) making any loans or advances to, or any investments in, any other Person (in the case of loans or advances to employees, in excess of $100,000 in the aggregate for all such loans and advances); (viii) pledging or otherwise encumbering of its Company LLC Interests or other Equity Interests; (ix) excepting as required or specifically permitted by this Agreement, entering into or amending any Contract with the Manager or any officer of the Company; (x) increasing any benefits under any Employee Benefit Plan or increasing the compensation payable or paid, whether conditionally or otherwise, to any employee, officer, manager or consultant of Company (other than (A) any increase adopted in the ordinary course of business consistent with past practice in respect of the compensation of any employee whose annual base compensation does not exceed $125,000 after giving effect to such increase or (B) any increase in benefits or compensation required by Law or required pursuant to the terms of an existing Employee Benefit Plan); (xi) becoming liable in respect of any guarantee (other than a guarantee by the Company of a Liability of the Company that is made in the ordinary course of business consistent with past practice) or incur, assume or otherwise become liable in respect of any Indebtedness; (xii) repaying, prepaying or otherwise discharging or satisfying any Indebtedness or other material Liabilities, other than in the ordinary course of business consistent with past practice, or waiving, cancelling or assigning any claims or rights of substantial value other than in the ordinary course of business consistent with past practice; (xiii) making any capital expenditures that are in the aggregate in excess of $100,000 (other than capital expenditures contemplated by the capital expenditure budget attached to Schedule 5.01, emergency capital expenditures or capital expenditures that are required to maintain the Business in compliance with any applicable Laws); (xiv) making any change in its methods of accounting or accounting practices (including with respect to reserves) or any Tax election; filing any amended Tax Return; electing or changing any method of accounting for Tax purposes; settling any Action or claim in respect of Taxes; or consenting to any extension or waiver of the limitations period for the assessment of any Tax; (xv) settling, agreeing to settle, waiving or otherwise compromising any pending or threatened Actions or claims (A) involving potential payments by or to the Company of more than $100,000 in aggregate, (B) that admit Liability or consent to non-monetary relief, or (C) that otherwise are or would reasonably be expected to be material to the Company or the Business; (xvi) entering into, adopt, terminate, modify, renew or amend in any material respect (including by accelerating material rights or benefits under) any Contract unless such Contract requires payments by the Company of less than $10,000 per month and that can be terminated by the Company upon 60 days’ or less notice without penalty; (xvii) writing up or writing down any of its material assets of the Company or revalue its inventory or reserves in respect of its accounts receivable; (xviii) taking any action or failing to take any action that would result in any of the representations and warranties set forth in this Agreement becoming false or inaccurate in any material respect; or (xix) authorizing, agreeing or committing or entering into a Contract to do any of the foregoing.

5.02       Regulatory Filings

(a)          The Company shall, as soon as reasonably practical after the date hereof (it being the objective of the Parties to do so within two Business Days of the date hereof), make all necessary filings and submissions under any Laws applicable to the Company for the consummation of the transactions contemplated herein and the operation of the Business following the Closing. Subject to Section 5.05 and the restrictions of applicable Law, the Company shall coordinate and cooperate with the Parent in exchanging such information and providing such assistance as the Parent may reasonably request in connection with the foregoing and Parent's efforts described in 5.02(b).

(b)          The Parent shall, as soon as reasonably practical after the date hereof (it being the objective of the Parties to do so within two Business Days of the date hereof), make or cause to be made all filings and submissions required under any Laws applicable to the Parent for the consummation of the transactions contemplated herein and the operation of the business following the Closing. The Parent shall comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority. In addition, the Parent shall cooperate in good faith with all such governmental authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement (including, without limitation, divestitures of its assets).

5.03       Closing Conditions

(a)          Subject to the terms and conditions of this Agreement, from the date of this Agreement to the Closing or the earlier termination of this Agreement pursuant to Article IX, the Manager and the Company shall use commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to cause the conditions set forth in Section 4.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably practicable after the satisfaction of the conditions set forth in Section 4.01 (other than those to be satisfied at the Closing) and allow the Business to be operated immediately following the Closing in the same manner as it is operated prior to the Closing; provided that neither the Company nor the Manager shall be required to expend any funds to obtain any governmental or third party consents required under Section 4.01(d), other than de minimis amounts and fees and expenses of their Representatives.

(b)          Subject to the terms and conditions of this Agreement (including Section 5.02 above), from the date of this Agreement to the Closing or the earlier termination of this Agreement pursuant to Article IX, the Parent shall use commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to cause the conditions set forth in Section 4.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably practicable after the satisfaction of the conditions set forth in Section 4.02 (other than those to be satisfied at the Closing).

5.04       Notification.

(a)          From the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Article IX, the Company and SBEEG shall promptly after discovery thereof (and in any event prior to the Closing) disclose to the Parent in writing any (i) material variances from the representations and warranties contained in Article VI and Article VII, as applicable, together with updated and corrected Schedules, (ii) other fact or event that would constitute a breach of the covenants in this Agreement made by the Members or the Company, (iii) commencement or initiation or threat of commencement or initiation of any Action (or any material development in any pending Action) regarding the transactions contemplated hereby or otherwise involving the Company or the Business, (iv) notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, or (v) notice or other communication from any Governmental Authority in connection with the transactions contemplated. The delivery of any notice pursuant to this Section 5.04 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant contained in this Agreement or any Related Agreement. For the avoidance of doubt, (x) the closing conditions shall be read after giving effect to any update to the Schedules or other written notices delivered pursuant to this Section 5.04, and (y) the indemnification provisions of this Agreement shall be read without giving effect to any update to the Schedules or other written notices delivered pursuant to this Section 5.04.

(b)          From the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Article IX, the Parent shall promptly (and in any event prior to the Closing) notify the Company and SBEEG after discovery by the Parent and Merger Sub of (i) any material variances from the representations and warranties contained in Article VIII and (ii) any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Parent, if, in each case, such variance or breach would have a material adverse effect on the ability of the Parent to consummate the transactions contemplated hereby.

5.05       Contact with Providers, Suppliers, Employees and Others

From the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Article IX, the Parent and its authorized Representatives shall contact and communicate with the employees of Spoonful working at the Company, providers, customers, suppliers or any other Person with a material business relationship with the Company only after prior consultation with and oral or written approval of SBEEG or its authorized Representatives; provided, that SBEEG will consent to any reasonable request by the Parent, prospective providers of financing or their respective Representatives to contact any such employees, providers, customers, suppliers or other Persons and no such contact shall be made prior to the granting of such consent by SBEEG. Notwithstanding the foregoing, this Section 5.05 shall not prohibit any contacts or communications to the extent not related to the Company or the Merger.

5.06       No Negotiation

From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article IX, the Company and the Manager shall not, and the Manager shall require the Company not to, directly or indirectly (a) solicit, initiate, encourage, negotiate or discuss any inquiries, proposals, discussions or offers from or with any Person (other than Parent) or enter into any agreement with any such Person (other than Parent) relating to, or consummate any transaction involving the sale of the business or assets of either the Company, or any of the Equity Interests of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company, or any recapitalization transaction or any other transaction that would prevent the transactions contemplated by this Agreement from being consummated or (b) participate in any discussions or negotiations that any of them or any of their respective Representatives have been having with any Person (other than Parent) that relate to such matters (it being understood that any such discussions or negotiations shall immediately terminate on the date hereof) and shall not provide any such Person any additional information related to such matters or otherwise assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. Additionally, SBEEG will notify the Parent as soon as practicable if any Person makes any proposal, offer, inquiry to or contact with the Company or any Member with respect to any such matter.

5.07       Financing and Other Cooperation

From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article IX, the Company shall permit, the Parent and its Affiliates and lenders and its and their Representatives to have reasonable access (at reasonable times following reasonable notice) to the Company's premises, properties, books, records and personnel, and provide to the foregoing Persons (a) such contracts, financial and operating data and other information and documents of, or pertaining to, the Company, the Assets or the Business, as the Parent, any prospective providers of debt financing or their respective Representatives may reasonably request from time to time and (b) such cooperation in connection with the arrangement of any debt financing as may be reasonably requested by the Parent and Merger Sub; provided, that in the cases of clauses (a) and (b) such access shall not unreasonably interfere with the conduct by the Company of its businesses in the ordinary course of business. The Company shall make available to the Representatives of Parent upon the reasonable request of Parent and during normal working hours all officers, employees, accountants, counsel and other Representatives of the Company and its Affiliates as Parent may reasonably request. The Company shall use its best efforts to make available to the Representatives of Parent, upon the reasonable request of Parent, such suppliers of the Business and the Company or other Persons with whom the Company or any of its Affiliates maintains a similar business or commercial relationship with respect to the Company or the Business.

5.08       Parent Financing

The Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all thing necessary, proper or advisable to arrange the financing necessary to close the transactions contemplated hereby, including, without limitation, using all commercially reasonable efforts to consummate the financing necessary to consummate the transactions contemplated herein at or prior to the Closing.

5.09       Update Financials.

The Company shall prepare and furnish to the Parent, promptly after becoming available and in any event within fifteen (15) Business Days of the end of each calendar month, an unaudited balance sheet and unaudited statements of income and cash flow with respect to the Company (the “Update Financials”) for each month following the date of the Latest Balance Sheet Date through the Closing Date.

5.10       Employment Matters.

(a)          The Surviving Company shall offer employment to all Business Employees who are employed by Spoonful (or, in the case of independent contractors, offer to continue to engage such independent contractors who are under contract to perform services for the Company) on the Closing Date at a salary or wage and commission and bonus opportunity at least comparable to that in effect immediately prior to Closing. The Company and SBEEG hereby consents, and shall cause Spoonful to consent, to the hiring of the Transferred Employees of Spoonful working at the Company by the Surviving Company and waives in perpetuity, with respect to the employment or engagement by the Surviving Company of the Transferred Employees, any claims or rights the Company, SBEEG or Spoonful may have against the Surviving Company or Parent, any of their respective Affiliates or any such Transferred Employees under any non-competition, confidentiality, employment, assignment of inventions or similar Contract with the Transferred Employees. The Company and SBEEG, and SBEEG on behalf of Spoonful, acknowledge and agree that neither the Surviving Company nor Parent shall have any liability relating to or arising out of the employment of any Business Employee up to Closing and with respect to the termination on or before the Closing Date of any employee of Spoonful working at the Business on or before the Closing Date. Neither the Surviving Company nor Parent shall have any liability with respect to any current or former Business Employee of Spoonful working at the Company or any of its Affiliates, including any Transferred Employee, arising from such Business Employee’s employment or engagement with Spoonful or any its Affiliates or the termination of such Business Employee’s employment or engagement with the Company or Spoonful or any of its Affiliates on or before Closing. Without limiting the generality of the foregoing, from and after the Closing Date, Spoonful shall retain liability and remain responsible for any and all Liabilities in respect of the Business Employees and their beneficiaries and dependents relating to or arising in connection with or as a result of (i) the employment or engagement or the termination of employment or engagement of any such Business Employee by Spoonful or any of their Affiliates (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement); (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, or the operation and administration of, any Employee Benefit Plan; and (iii) accrued but unpaid salaries, wages, bonuses, commissions, incentive compensation, vacation or sick pay or other compensation or payroll items (including, without limitation, deferred compensation) relating to such individual’s engagement with Spoonful or its Affiliates on or before Closing. Further, SBEEG and Spoonful, as applicable, shall remain responsible for the payment of any and all retention, change in control, severance or other similar compensation or benefits which are or may become payable under an Employee Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement. Subject to the first sentence of this section, nothing in this Agreement shall obligate Parent or the Surviving Company to retain any Transferred Employee in its employ for any specific time period. The Surviving Company may (i) unilaterally change the salary (either by increase or decrease) and/or the title and duties of any Transferred Employee at any time on or after the Closing Date and (ii) at the Surviving Company’s sole discretion, change or eliminate any of the plans, policies or arrangements of the Surviving Company applicable to the Transferred Employees. Notwithstanding the foregoing, Parent acknowledges and agrees that any Employee Benefit Plan, including any vacation plan, which provides for benefits determined with reference to the date an employee’s employment began shall be determined based upon each Transferring Employees original employment date with the Company or Spoonful.

(b)          The Company and SBEEG shall be, and SBEEG shall cause Spoonful to be, responsible for timely compliance with all federal, state and local Laws with respect to the effect to any of its employees on or before Closing of the transactions contemplated by this Agreement or by any Related Agreement, including, without limitation, the Worker Adjustment and Retraining and Notification Act of 1988, as amended (“WARN”) and the California Worker Adjustment and Retraining Notification Act, California Labor Code Section 1400 (“California WARN”). The Company and SBEEG agree, and SBEEG shall cause Spoonful to agree, and each of Parent and the Surviving Company agree, that it will not take any action that causes the notice provisions of WARN or any state or local analog to WARN, including, without limitation, the California WARN, to be applicable to the transactions contemplated by this Agreement or by any Related Agreement.

(c)          SBEEG and its respective ERISA Affiliates (if any) shall make available COBRA Coverage in accordance with Treasury Regulation §54.4980B-9 to all “M&A qualified beneficiaries” associated with the transactions contemplated by this Agreement who have a “qualifying event” within the meaning hereof.

(d)          Prior to the Closing Date, the Company and SBEEG shall have, and SBEEG shall cause Spoonful to have, with respect to any compensation or benefits contemplated by this Agreement to be received by a “disqualified individual” in connection with the transactions contemplated by this Agreement that may be deemed to constitute “parachute payments” pursuant to Code Section 280G (“Potential 280G Benefits”), provided to the members: (i) adequate disclosure of all material facts concerning any Potential 280G Benefits as provided in Code Section 280G(b)(5)(B) and (ii) provided a disqualified individual has executed a waiver of Potential 280G Benefits, a written consent seeking member approval of all such Potential 280G Benefits by the requisite vote such that all such Potential 280G Benefits resulting from the transaction contemplated hereby shall not be deemed to be “parachute payments” pursuant to Code Section 280G or shall be exempt from such treatment under such Section 280G (the “280G Vote”).

(e)          None of the provisions of this Section 5.10 are intended to be for the benefit of, or otherwise enforceable by, any third party, including, without limitation, any Business Employee, and no Business Employees (or any dependents of such employees) will be treated as third party beneficiaries in or under this Agreement. None of the provisions of this Section 5.10 shall be construed to amend any Employee Benefit Plan.

(f)          Participation of Transferred Employees in the Employee Benefit Plans shall end as of the Closing Date. Surviving Company shall not assume sponsorship of or any Liability for any Employee Benefit Plan, including, but not limited to, any accrued, unused vacation, sick and other paid time off of the Transferred Employees.

ARTICLE VI
REPRESENTATIONS AND
WARRANTIES CONCERNING THE MANAGER

Except as set forth in the Schedules attached as Schedule IV to this Agreement (each a “Schedule” and collectively, the “Disclosure Schedules”) which shall be prepared in accordance with and qualify the representations and warranties herein to the extent and in the manner set forth in Section 11.01, the Manager hereby represents and warrants solely as to itself that:

6.01       Authority; Power

The Manager has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which the Manager is, or will be at Closing, a party and to perform its obligations hereunder and thereunder.

6.02       Organization

The Manager is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. The execution and delivery of this Agreement and the Related Agreements to which it is or will be at Closing a party, as applicable, by it and the performance by it of all of its obligations under this Agreement and such Related Agreements, as applicable, have been duly approved prior to the date of this Agreement by it by all requisite action of its board of directors, shareholders, partners, managers, members, trustees or the like, as the case may be. Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby will conflict with or constitute a breach of the terms, conditions or provisions of its Organizational Documents.

6.03       Execution and Delivery; Valid and Binding Agreement

This Agreement, and each Related Agreement to which the Manager is, or will be at Closing, a party (a) have been (or, in the case of Related Agreements to be entered at Closing, will be when executed and delivered) duly executed and delivered by it, and (b) assuming that this Agreement and such Related Agreements are the valid and binding obligation of the Parent and Merger Sub, this Agreement constitutes (or in the case of Related Agreements to be entered into at Closing, will constitute when executed and delivered) the legal, valid and binding obligation of the Manager, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.04       Noncontravention

Except as set forth on Schedule 6.04, neither the execution and the delivery by the Manager of this Agreement or any Related Agreement to which it is, or will be at Closing, a party, nor the consummation of the transactions contemplated hereby or thereby by the Manager will (a) violate any Law or (b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or result in the creation of any Lien upon any Company LLC Interests of the Manager under, any of the terms, conditions or provisions of (i) any material Contract of it or (ii) any provision of its Organizational Documents, as the case may be.

6.05       Ownership of Equity Interests

Except as set forth on Schedule 6.05, the Manager is and will be at Closing the record and beneficial owner of the Equity Interests set forth by its name on the Merger Consideration Schedule, free and clear of all Liens.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

Except as set forth in the Disclosure Schedules (which shall be prepared in accordance with and qualify such representations and warranties to the extent and in the manner set forth in Section 11.01), the Company, SBEEG and the Manager, on a joint and several basis, make the following representations and warranties to the Parent and the Merger Sub:

7.01       Organization, Corporate Power and Authorization.

(a)          The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own or lease and operate its properties and to use the Assets and to carry on its businesses as now conducted. The Company is qualified to do business and in good standing in every jurisdiction in which its ownership or leasing of property or the conduct of its businesses as now conducted requires it to qualify.

(b)          The Company has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each such Related Agreement. The Company has duly authorized by all necessary action on the part of its Manager (or equivalent) and the Members the execution, delivery and performance of this Agreement and each such Related Agreement, and the consummation of the Merger and the other transactions contemplated hereby. This Agreement and each Related Agreement to which the Company is, or will be at Closing, a party (i) have been (or, in the case of Related Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by each such Person that is, or will be at Closing, a party thereto and (ii) is (or in the case of Related Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of each such Person, enforceable against each such Person in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c)          The affirmative vote of the holders of a majority of the Company LLC Interests outstanding (the “Required Vote”) are the only votes or consents of the holders of any class or series of the Company's Equity Interests necessary (under applicable Law or Contracts or under the Company's Organizational Documents or otherwise) to adopt this Agreement and to consummate the Merger and perform the other transactions contemplated hereby. The Required Vote has been obtained as of the date of this Agreement in compliance with all applicable Laws and the Organization Documents of the Company.

(d)          The Manager, by written consent, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and the Members and has approved the same.

(e)          No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or regulation enacted under the Laws of any State is applicable to the Merger.

7.02       Consents and Approvals

Except as set forth in Schedule 7.02, the execution and delivery by the Company (and, if applicable, one or more of its Affiliates) of this Agreement, the Related Agreements or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Company (and, if applicable, one or more of its Affiliates) do not, and the performance of this Agreement, the Related Agreements and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Company (and, if applicable, one or more of its Affiliates) shall not require the Company (or, if applicable, one or more of its Affiliates) to provide notice to, obtain any consent of or take any other action in respect of any Person or obtain Approval of, observe any waiting period imposed by, make any filing with or notification to, or take any other action in respect of any Governmental Authority.

7.03       Noncontravention

Except as listed on Schedule 7.03, the authorization, execution, delivery and performance of this Agreement or any Related Agreement by the Company or the Manager and the consummation of the Merger and other transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a violation or termination of (or right of termination in respect of), or accelerate the performance required by (or result in a right of acceleration under), or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Indebtedness or Liability under, or result in the creation of any Lien upon or forfeiture of any of the rights, properties or any assets of the Company under (a) the provisions of the Company's Organizational Documents; (b) any Lease, Employee Benefit Plan, insurance policy or other Contract that is listed or required to be listed in the Disclosure Schedules or that is otherwise material to the Company; or (c) assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case, as disclosed on Schedule 7.03, any Order or material Permit applicable to or otherwise affecting the Company or any other Law to which the Company is subject.

7.04       Equity Interests

The authorized outstanding Company LLC Interests are set forth on Schedule 7.04 and such Company LLC Interests are owned of record by the Persons in the respective amounts set forth in such Schedule. All of the outstanding Company LLC Interests have been duly authorized. Except as set forth on Schedule 7.04, the Company does not have any other Equity Interests or other securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or preemptive or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on Schedule 7.04, there are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of any Equity Interests and there are no existing rights with respect to registration under the Securities Act of any Equity Interests in the Company. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company. There are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting or transfer of Equity Interests of the Company. The Company has made available to the Parent accurate and complete copies of the stock ledger (or equivalent records) of the Company, which records reflect all issuances, transfers, repurchases and cancellations of Equity Interests of the Company. The Company has not violated the Securities Act, any state “blue sky” or securities Laws, any other similar Law or any preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of its Equity Interests.

7.05       Licenses and Permits

Schedule 7.05 contains a correct and complete list of all Approvals and Orders that are necessary for the ownership or operation of the Assets or the Business, or that have been issued, granted or otherwise made available to the Company or its Affiliates with respect to the Assets or the Business, including, without limitation, any liquor licenses (the “Business Licenses”). Each Business License is valid and in full force and effect, no Business License is subject to any Lien, limitation, restriction, probation or other qualification, and there is no default under any Business License or, to the knowledge of the Company, any basis for the assertion of any default thereunder. There is no Action pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in the termination, cancellation, modification, non-renewal, revocation, limitation, suspension, restriction or impairment of any Business License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Business License or, to the knowledge of the Company, any basis therefor. The Company or its Affiliates have, and have had at all relevant times, all Approvals and Orders that are or were necessary in order to own and operate the Assets and to operate the Business. None of the Business Licenses will be adversely affected by the consummation of the transactions contemplated hereby. The Company is in material compliance with the terms and conditions of each Business License.

7.06       Title to and Condition of Properties; Sufficiency of Assets.

(a)          The Company is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all of the Assets, free and clear of all Liens, including, without limitation, the equipment, fixtures and other material Assets listed on Schedule 7.06(a).

(b)          All tangible assets and personal property included in the Assets have been maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear, and there has not been any interruption of the operations of the Business due to the condition of any such assets or properties.

(c)          Except as set forth in Schedule 7.06, the Assets comprise all assets, properties, rights and Contracts used in connection with the operation of the Business, which are all of the assets, properties, rights and Contracts necessary for Parent and the Surviving Company to operate the Business following the Closing in the manner in which the Business historically has been, is currently and is proposed to be conducted. Except as set forth in Schedule 7.06, no other Person, including any Member or other Affiliate, owns or has the right to use any of the assets or property used in connection with the operation of the Business, and no Assets are in the possession of others.

(d)          Use of the Leased Spaces in the Business for the sale of food, wine, liquor, and beer is permitted as of right under all applicable zoning legal requirements. The Leased Spaces are in material compliance with all applicable Laws, including those pertaining to zoning, building and the disabled.

7.07       Environmental Matters

The Company has materially complied and is in material compliance with all Environmental Laws relating to the Business, which material compliance includes the possession by the Company of all Approvals required under Environmental Laws and material compliance with the terms and conditions thereof. Schedule 7.07 includes a list of all of the Approvals required under Environmental Laws necessary to own and operate the Assets or the Business as currently conducted. To the knowledge of the Company, there are no past or present facts, circumstances, conditions, activities or incidents that could give rise to any Liability, including any Liability for investigation costs, cleanup costs, response costs, remediation costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, or result in a claim against the Company, any of its Affiliates or Parent, Merger Sub or any of their respective Affiliates under any Environmental Law, arising from the operation of the Business. There is no Action pending or, to the knowledge of the Company, threatened or other written notice or claim of any violation, formal administrative proceeding or written information request by any Governmental Authority, nor has the Company or any of its Affiliates received written notice of any investigation by any Governmental Authority relating to any Environmental Law nor any other written notice or claim from a Governmental Authority or any Person alleging that the Company or any of its Affiliates is not in compliance with any Environmental Law or Approval required under any Environmental Law in connection with the Business or has any Liability under any Environmental Law or for the remediation of any Materials of Environmental Concern at any property in connection with the Business.

7.08       Financial Statements; No Undisclosed Liabilities.

(a)          Schedule 7.08 contains the following consolidated financial statements (collectively, the “Financial Statements”):

(i)          the unaudited balance sheet of the Company as of May 31, 2015 (the “Interim Balance Sheet”) and the related statements of income and cash flow for the five-month period then ended (the “Interim Financial Statements”); and

(ii)         the combined audited balance sheet of the Company, Katsuya-H&V, LLC, Katsu USA, LLC and Katsuya-Downtown L.A., LLC as of December 31, 2013 and December 31, 2014 and the related statements of income, cash flow and members’ equity for each twelve (12)-month period then ended.

(b)          The Financial Statements were prepared in accordance with the books and records of the Company, are accurate and complete and fairly present in all material respects the financial condition of the Company as of the dates indicated and the results of operations of the Company for the respective periods indicated, and have been prepared in accordance with the Company’s Accounting Practices and Procedures, subject to changes resulting from normal, recurring period-end audit adjustments, which adjustments, individually and in the aggregate, shall not be material. Except as and to the extent the amounts are specifically accrued or disclosed in the Interim Balance Sheet, the Company does not have any existing Liabilities, except for Liabilities that were incurred in the ordinary course of the Company consistent with past practice since the date of the Interim Balance Sheet.

7.09       Absence of Certain Events.

Since May 31, 2015, the operation of the Business has been conducted only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting the Assets or the Business which, individually or in the aggregate, has had or could reasonably be expected to have a Business Material Adverse Effect. Without limiting the foregoing, since May 31, 2015, except as set forth on Schedule 7.09, there has not been:

(a)          any material decrease in the value of any of the Assets;

(b)          any voluntary or involuntary sale, lease, assignment, license, transfer or other disposition of any kind of any asset or property used in connection with the operation of the Business, including the Assets, except the sale of Inventory in the ordinary course of the Business consistent with past practices;

(c)          any Lien imposed, incurred or created on any of the Assets;

(d)          any damage, destruction or loss of any asset or property used in connection with or relating to the operation of the Business, by fire or other casualty, whether or not covered by insurance;

(e)          any capital expenditure or commitment by the Company in excess of $10,000 or series of capital expenditures or commitments in excess of $20,000 in the aggregate in connection with the Business;

(f)          any payment, discharge or satisfaction of any Liability of the Business, other than payments made in the ordinary course of the Business or Liabilities reflected or reserved against in the Interim Balance Sheet, or Liabilities incurred since that date in the ordinary course of the Business consistent with past practice;

(g)          any assignment, termination, modification, amendment or waiver of, or any failure to comply with any provision of, any Contract or transaction that relates to the Business, or any account receivable relating thereto, whether as a security interest or otherwise, except as would not have a Business Material Adverse Effect;

(h)          any discontinuance, termination, receipt of a notice of termination of or other alteration to any relationship with any supplier, vendor or sales or service representative of the Business, except as would not have a Business Material Adverse Effect;

(i)           any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any Business Employee, or any agreement to pay any bonus or extra compensation or other employee benefit to any Business Employee, other than in the ordinary course of business and not in excess of 5% of such Business Employee’s prior compensation;

(j)           any failure to pay or discharge when due (after the application of any applicable grace periods) any Liabilities of the Business;

(k)          any change in any of the accounting principles adopted by the Company in connection with the Business, or any change in the Company’s accounting policies, procedures, practices or methods with respect to applying such principles, other than as required by GAAP;

(l)           any material transaction or Contract entered into, or Liability created, assumed, guarantied or incurred outside the ordinary course of business in connection with the Business;

(m)          any termination of employment of any employee of the Company or any of its Affiliates who provided services to the Business or any expression of intention by the Company or any of its Affiliates or by any Business Employee to terminate employment with the Company, except as would not have a Business Material Adverse Effect;

(n)          any write-off of any accounts receivable or notes receivable of the Company or any portion thereof in excess of $10,000 individually or $50,000 in the aggregate, or any sale, assignment or disposition of any such account or note receivable (including by means of any factoring agreement), in each case that relate to the Business;

(o)          any engagement by the Company in any transaction with any Affiliate, employee, officer, director, manager or security holder thereof in connection with the Business, other than (i) the payment of normal wages and salaries to employees in the ordinary course of business and consistent with past practice and advances to employees in the ordinary course of business for travel and similar business expenses and consistent with past practice and (ii) pursuant to written intercompany Contracts among the Company and any of its Affiliates in effect as of the date hereof;

(p)          any material change in the manner in which the Company extends or receives discounts or credit from customers, suppliers or vendors of the Business;

(q)          any settlement or offer or proposal to settle (i) any Action involving or relating to the Business or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby or by the Related Agreements, in each case, that would result in payments in excess of $20,000 individually or $50,000 in the aggregate; or

(r)           any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Company or any of its Affiliates to take any of the actions specified in this Section 7.09.

7.10       Legal Proceedings.

(a)          Except as set forth on Schedule 7.10, there is no Action pending or, to the knowledge of the Company, threatened by or against the Company or any of its officers, directors or managers (in their capacities as such) (i) relating to the Business or the Assets, (ii) that, individually or in the aggregate, is reasonably likely to have a Business Material Adverse Effect on the Business or the Assets or (iii) that would (A) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or (B) otherwise prevent the Company from (x) executing and delivering this Agreement or the Related Agreements or (y) performing its obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements, and neither the Company nor any of its Affiliates has received any claim, complaint, incident, report, threat or notice of any such Action. There is no Action pending or threatened against any other Person by the Company or any of its Affiliates relating to the Business or the Assets.

(b)          Schedule 7.10 sets forth all Actions that (i) involved the Business or the Assets at any time during the past five (5) years and (ii) are no longer pending (the “Prior Actions”). All of the Prior Actions have been concluded in their entirety and none of the Assets has and will not have any Liability with respect to the Prior Actions. The Company has provided Parent and Merger Sub with all formal written communications relating to the Prior Actions between the Company and a Governmental Authority and any Orders related thereto.

(c)          There are no outstanding Orders against, involving or affecting the Business or the Assets, and the Company is not in default with respect to any such Order of which it has knowledge or was served upon it.

7.11       Compliance with Laws.

(a)          The Company has materially complied and is in material compliance with all Laws (excluding Laws specifically addressed elsewhere in this Article VII) applicable to (i) the properties or assets of the Business, including the Assets, and the Company’s ownership, use or operation thereof, and (ii) the operation of the Business. The Company has not received any written notice to the effect that, or otherwise been advised that, the Company is not in material compliance with any such Laws, and the Company has no reason to anticipate that any existing circumstances is likely to result in an Action or a violation of any such Law. No investigation or review by any Governmental Authority with respect to the Business or the Assets is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same. The Company has not received any credible evidence that any Business Employee or agent of the Company has committed a violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 U.S.C. or a violation of the civil False Claims Act (31 U.S.C. 3729-3733).

(b)          Neither the Company nor any of its Affiliates, executive officers or directors (i) appears on the Specially Designated Nationals and Blocked Persons List of OFAC or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to money laundering; or (iv) is under investigation by any Governmental Authority for money laundering.

7.12       Employment Matters.

(a)          Schedule 7.12 sets forth a complete and accurate list of all current Business Employees who are in employment with Spoonful as of the date hereof and each such Business Employee’s (i) rate of pay or annual compensation (including actual or potential bonus payments and the terms of any commission payments or programs), (ii) title(s), (iii) status of employment or engagement, (iv) date of hire or engagement, (v) annual vacation, sick and other paid time off allowance and (vi) amount of accrued vacation, sick and other paid time off and the economic value thereof. Schedule 7.12 also separately identifies each Business Employee who is not fully available to perform his or her duties as a result of disability or other leave and sets forth the anticipated date of return to full service. All Business Employees are employed by Spoonful. As of the date hereof and as of the Closing Date, the Company does not and will not have any employees.

(b)          Neither the Company nor Spoonful on behalf of the Company, is, or, as of the Closing Date, will be delinquent in payments to any Business Employee for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them to date or through the Closing Date or any amounts required to be reimbursed to any Business Employee or any post-employment or post-engagement obligations of any type. Upon termination of engagement of any Business Employee on or before Closing, neither Parent, Merger Sub nor any of their respective Affiliates will, by reason of anything done prior to the Closing, be liable to any Business Employee for so-called “severance pay” or any other similar payments, and to the knowledge of the Company, there are no circumstances whereby any current or former Business Employee may demand payment or compensation in connection with the termination of his or her employment on or before Closing.

(c)          Neither Spoonful nor the Company is, or has ever been a party to, bound by, or negotiated any collective bargaining agreement or other Contract with a union, works council or labor organization purporting to represent any employee of the Company, Spoonful or SBEEG (collectively, “Union”), and there is not, and has never been any Union representing or purporting to represent any Business Employee. To the knowledge of the Company, no Union or group of employees is seeking or has sought to organize employees for the purpose of engaging in collective bargaining. There is not and has never been any threat of a strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or Spoonful. There is no unfair labor practice charge or any other action, complaint, suit, arbitration, inquiry, proceeding or investigation pending before the National Labor Relations Board or any other agency having jurisdiction thereof or, to the knowledge of the Company, threatened.

(d)          Schedule 7.12(d) sets forth all Employee Benefit Plans under which current or former Business Employees (or their beneficiaries) are eligible to participate or derive a benefit or for which the Assets may be subject to any Liability. The Company has made available to Parent and Merger Sub correct and complete copies of all Employee Benefit Plans listed in Schedule 7.12(d), and has made available to Parent and Merger Sub accurate, current and complete copies of each of the following: (i) where the Employee Benefit Plan has been reduced to writing, the plan’s governing document together with all amendments; (ii) where the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any adoption agreements, trust agreements, other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements, investment management or investment advisory agreements, or other similar agreements; (iv) the most recent summary plan description and any summaries of material modifications thereto; (v) employee handbooks and any other written communications (or a description of any oral communications) of a Company-wide nature that are currently in effect and material relating to any Employee Benefit Plan; (vi) in the case of any Employee Benefit Plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination, advisory or opinion letter from the IRS; (vii) in the case of any Employee Benefit Plan for which a Form 5500 is required to be filed, a copy of the filed Form 5500 for each of the most recent prior three (3) plan years, with schedules attached; (viii) actuarial valuations and reports, to the extent applicable, related to any Employee Benefit Plans with respect to the two (2) most recently completed plan years; and (ix) the results of the coverage, non-discrimination and other qualification related tests under Code Sections 401, 410, 411, 414 and 416 for each of the two (2) most recent plan years and any documents related to any required corrective actions taken by the Company within the past three (3) plan years, as to any plan qualified under Code Section 401(a). Each Employee Benefit Plan intended to be qualified under Code Section 401(a), and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS or, with respect to a prototype or volume submitted plan, can rely on an opinion letter or advisory letter from the IRS to the prototype or volume submitted plan sponsor. To the knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of such qualification. There are no correction filings, petitions or applications pending with respect to the Employee Benefit Plans with the IRS, the U.S. Department of Labor or any other Governmental Authority. Each Employee Benefit Plan has been operated in all material respects in accordance with applicable Law and such plan’s governing documents. The parties acknowledge and agree that the transactions contemplated by this Agreement are an “asset sale” (within the meaning of Treas. Reg. § 54.4980B-9, Q&A 4), which also results in “qualifying event” (i.e., termination of employment”) with respect to Transferred Employees. The Company or its applicable ERISA Affiliate shall be responsible for complying with the requirements of the health care continuation coverage requirements of Code Section 4980B and Subtitle B of Title I of ERISA in connection with the transactions contemplated by this Agreement with respect to all Transferred Employees who are “M&A Qualifying Beneficiaries” (within the meaning of Treas. Reg. § 54.4980B-7, Q&A 4(a)).

(e)          Except as provided in Schedule 7.12(e), the Company is not and has never been (i) a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” within the meaning of Code Section 414(b), (c) or (m), or (ii) required to be aggregated under Code Section 414(o) or (iii) under “common control,” within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any other entity (an “ERISA Affiliate”). Except as provided in Schedule 7.12(e), none of the Employee Benefit Plans is and neither the Company nor any of its ERISA Affiliates have at any time sponsored, contributed to or been obligated to contribute to: (i) a “defined benefit plan” as defined in ERISA Section 3(35); (ii) a pension plan subject to the funding standards of ERISA Section 302 or Code Section 412; (iii) a “multiemployer plan” as such term is defined in ERISA Section 3(37) or Code Section 414(f); (iv) a “multiple employer plan” within the meaning of ERISA Section 201(a) or Code Section 413(a); or (v) a multiple employer welfare arrangement within the meaning of ERISA Section 3(40). There are no Employee Benefit Plans under which welfare benefits are provided to the Company’s employees beyond their retirement or other termination of service, other than coverage mandated by Code Section 4980B, Subtitle B of Title I of ERISA or similar state group health plan continuation Laws, the cost of which is fully paid by such Employees or their dependents.

(f)          Neither SBEEG, the Company nor any other “disqualified person” or “party in interest,” as defined in Code Section 4975 and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Code Section 4975 or Section 406 of ERISA (which is not otherwise exempt), with respect to any Employee Benefit Plan, nor, to the knowledge of the Company, has there been any fiduciary violations under ERISA that could subject the Company (or any other Person) to any material penalty or tax under Section 502(i) of ERISA or Code Section 4975.

(g)          Except as provided in Schedule 7.12(g), neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated herein will (either alone or in conjunction with any other event) (i) result in any payment becoming due to any Transferred Employee in connection with their employment with Spoonful or SBEEG on or before Closing, (ii) increase any payments or benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Employee Benefit Plan, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any person, or (v) result in any compensation payable to any individual in connection with the transactions contemplated herein being nondeductible to the Company under Code Section 280G or subject to the excise tax imposed by Code Section 4999. The Company does not have any obligation to any person to provide any indemnification, “gross up” or similar payment to any Person in the event any excise tax is imposed on such person under Code Sections 409A or 4999 or similar state laws.

(h)          No Representative of the Company, Spoonful or any of their respective Affiliates has made any representation, promise or guarantee to any of the Business Employees (i) that Parent or the Surviving Company intends to retain or offer to retain any such individual, or (ii) regarding the terms and conditions on which Parent or the Surviving Company may retain or offer to retain any such individual. There are no Actions pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Affiliates by any Business Employee. To the knowledge of the Company, no Business Employee is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, non-solicitation, inventions assignment or any other Contract (or any other legal obligation such as a trade secrets statute or common law duty of loyalty) with Spoonful. Each of the Company and Spoonful has complied in all material respects with all its obligations under Law with respect to any aspect of the employment or engagement of all Business Employees, including with respect to employment practices, the requirements of the Immigration Reform and Control Act of 1968, as amended, terms and conditions of employment, wage and hours, and the health and safety at work of their employees, and there are no claims pending or, to the knowledge of the Company, threatened by any Person in respect of employment or engagement or any accident or injury.

7.13       Taxes.

(a)          All Taxes payable by the Company or any of its Affiliates (or any affiliated, consolidated, combined unitary or similar group of which the Company is or was a member), including but not limited to in respect of the Assets or the Business, have been timely paid, including but not limited to any Taxes the non-payment of which would result in a Lien on any Asset or as would otherwise adversely affect the Assets or would result in Parent, Merger Sub or the Surviving Company becoming liable or responsible therefor.

(b)          All material Tax Returns required to be filed by or on behalf of the Company or any of its Affiliates (or any affiliated, consolidated, combined unitary or similar group of which the Company is or was a member), including with respect to the Assets or the Business, have been timely filed, and all such Tax Returns are true, complete and correct in all material respects and have been filed in accordance with all applicable Law; neither the Company nor any of its Affiliates has been informed in writing by any jurisdiction that such jurisdiction believes that the Company or any of its Affiliates is or was required to file any Tax Return in respect of the Business or the Assets.

(c)          All Taxes that the Company or any of its Affiliates is or was required by Law to have withheld, including in connection with the Assets or the Business, to any employee, independent contractor, creditor, stockholder, or other third party have been duly withheld or collected and timely paid to the proper Governmental Authority, and the Company and its Affiliates have complied with all reporting and recordkeeping requirements. The Company has properly classified all personnel as either employees or independent contractors.

(d)          No unpaid Tax deficiency has been asserted against or with respect to the Assets or the Business and neither the Company nor any of its Affiliates has received notice of any such assertion.

(e)          The Company is not and has never been a partnership the disposition of an interest in which would be subject to withholding under Code Section 1445(e)(5) or Code Section 897(g) and no withholding pursuant to Code Section 1445 will be required in connection with this Agreement or the transactions contemplated hereby.

(f)          Neither the Company nor its Affiliates maintains a “permanent establishment” or “fixed base” in any foreign jurisdiction as such terms are defined in any applicable income Tax treaty and the Company does not have any requirement to file any Tax Return or pay any Tax Liability to any foreign Governmental Authority.

(g)          Neither Parent nor Merger Sub will be required to include any amount in taxable income for any taxable period or portion thereof ending after the Closing Date with respect to any (i) cash or cash equivalents received on or prior to the Closing Date or (ii) income economically accrued on or prior to the Closing Date.

(h)          Neither the Company nor any of its Affiliates is or has been required to make any adjustment to any Tax accounting method used with respect to the Assets or the Business and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes currently nor has there been in the past four (4) years. No Governmental Authority has proposed in writing any such adjustment or change in accounting method of, or that is being used with respect to, the Assets or the Business.

(i)           None of the Assets is treated for federal, state, local or other applicable income Tax purposes as an equity interest in an entity or other Person.

(j)           The Company (i) has never been a member of any “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return or any other consolidated, combined, or unitary group for federal, state, local or foreign Tax purposes; (ii) is not a party to any contractual obligation relating to Tax sharing, Tax allocation or any similar arrangement; or (iii) does not have any liability for the income Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar or analogous law or administrative provision of federal, state, local or foreign Tax law), as a transferee or successor, or by contract or otherwise.

(k)          No Tax Return in respect of any Assets or the Business is currently being audited by any Governmental Authority and no examination or audit of any such Tax Return is currently threatened in writing by any Governmental Authority.

(l)          There is no pending or threatened Action in writing concerning any Tax Liability of the Company, any of its Affiliates, or otherwise concerning the Assets or the Business. No assessment or deficiency for any Tax or adjustment to any Tax item has been proposed or threatened in writing against the Company. The Company has made available to Parent and Merger Sub accurate and complete copies of all Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by the Company or any of its Affiliates since June 30, 2012.

(m)         Neither the Company nor its Affiliates has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Company nor its Affiliates has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company or any of its Affiliates.

(n)          The Company has never engaged in or promoted any “listed transaction” (within the meaning of Code Section 6707(A)(c)(2) and Treasury Regulation 1.6011-4).

(o)          The Company is a “partnership” for U.S. federal income Tax, and applicable state and local Tax, purposes. The Company has not made any election to be treated as a corporation for U.S. federal income Tax, or state and local Tax, purposes.

7.14       Contracts.

(a)          Schedule 7.14 sets forth a complete and accurate list of all of the following Contracts to which the Company or any of its Affiliates is a party or is otherwise bound relating to the Business or the Company (and with respect to any oral Contract provides a complete description of the terms of such Contract):

(i)          all operating and capital leases for any assets used in connection with the Business;

(ii)         all Contracts of employment with Business Employees and service Contracts with independent contractors and consultants of the Business providing for annual compensation in excess of $75,000;

(iii)        all Contracts involving an annual payment from or to any Person in excess of $10,000 individually or $50,000 in the aggregate with respect to all Contracts with such Person that relate to the Business;

(iv)       all Contracts for capital expenditures or the purchase or sale of any asset or property in excess of $10,000 individually for any Person or $50,000 in the aggregate for all Contracts with such Person that relate to the Business;

(v)        all Contracts between the Company and any of its Affiliates that relate to the Business;

(vi)       all Contracts (other than Employee Benefit Plans) with any Affiliate, director, manager, officer or employee of the Company or any family member or relative or Affiliate of any such director, manager, officer or employee that relate to the Business;

(vii)      all joint venture, partnership or other Contracts relating to the Business involving a share of profits or losses with another Person;

(viii)     all Contracts relating to the Business that contain a covenant not to compete or other covenant restricting the marketing, sale, commercialization or other similar activities relating to any products or services of the Business;

(ix)        all Contracts pursuant to which the Company or any of its Affiliates has granted or received most favored nation pricing provisions or exclusive marketing in connection with the Business or other rights relating to Asset or the operation of the Business;

(x)         all Contracts with any Governmental Authority relating to the Business;

(xi)        all sales, agency, representative, distributor, franchise or similar Contracts relating to the Business;

(xii)       all Contracts under which the Company subcontracts services to a third party in connection with the Business;

(xiii)      all Contracts granting or permitting any Lien on any of the Assets;

(xiv)     any (A) Contract pursuant to which the Company or any of its Affiliates is granted by any other Person, or grants to any other Person, any license or other right to use, or a covenant not to sue with respect to, or assigns to any Person, or is assigned by any Person, any Business Intellectual Property, or otherwise to the Business (other than shrink wrap agreements for off-the-shelf software with a replacement cost and/or annual license fees of less than $25,000), and (B) any other Contract relating in whole or in part to any Business Intellectual Property; and

(xv)      any other agreement, Contract, lease, license, commitment or instrument relating to the Business to which the Company or any of its Affiliates is a party and by or to which the Business or any of the Assets is bound or subject, which has an aggregate future liability to any Person in excess of $25,000 and is not terminable by the Company or any of its Affiliates, as applicable, by notice of not more than thirty (30) days for a cost of less than $25,000.

The Company has made available to Parent and Merger Sub complete and accurate copies of all Contracts and all Contracts listed in Schedule 7.14, including all amendments and other changes thereto.

(b)          Neither the Company nor its Affiliates is in breach or default under the terms of any Contract, and there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default, nor has the Company received any written notice of any breach or default or alleged breach or default under any Contract. To the knowledge of the Company, no other party to any Contract is in breach or default under the terms thereof, and, to the knowledge of the Company, there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has the Company received any notice of any breach or default by any such party.

(c)          The Contracts have been entered into in the ordinary course of the operation of the Business consistent with past practice, are in full force and effect and are valid and binding obligations of the Company or an Affiliate thereof and, to the knowledge of the Company, the other parties thereto. The Company has not received any written notice from any other party to a Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the knowledge of the Company, is there any basis therefor.

(d)          Except as set forth on Schedule 7.02, no consent of, or notice to, any third party is required under any Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Contract will be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.

7.15       Transactions with Affiliates

Schedule 7.15 lists all Contracts or transactions relating to the Business or the Assets to or by which the Company or any of its Affiliates, on the one hand, and any of its members, officers, directors, managers or employees or, to the knowledge of the Company, any family member or Affiliate of any such member, officer, director, manager or employee, on the other hand, are or have been a party or otherwise bound or affected and that are currently pending or in effect. Except as set forth on Schedule 7.15, neither the Company nor any of its Affiliates, nor any officer, director, manager or employee of the Company or any of its Affiliates, nor, to the knowledge of the Company, any family member or Affiliate of any such officer, director, manager or employee, (a) owns, directly or indirectly, any interest in (i) any asset or other property used in or held for use in connection with the operation of the Business or (ii) any Person that is a supplier, vendor or competitor of the Business, (b) serves as an officer, director, manager or employee of any Person that is a supplier, vendor or competitor of the Business or (c) is a debtor or creditor of the Business.

7.16       Insurance

Schedule 7.16 lists each insurance policy to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Schedule 7.16 lists each person or entity required to be listed as an additional insured under each such policy, provided that such Section does not include persons or entities that required to be listed as an additional insured in connection with a specific venue event. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing. All such insurance policies provide reasonably adequate coverage for all material risks incident to the Business and the Assets. Neither the Company nor its Affiliates is in breach or default (including with respect to the payment of premiums or the giving of notices) under any such policy, and to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification under such policy; and none of the Affiliates and none of its Affiliates has received any written notice or to the knowledge of the Company, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Neither the Company nor its Affiliates has incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

7.17       [Reserved]

7.18       Accounts Receivable; Accounts Payable.

(a)          All accounts receivable relating to the Business, including all accounts receivable included in the Assets (i) have arisen from bona fide transactions in the ordinary course of the Business consistent with past practice, (ii) represent valid and enforceable obligations, (iii) is presently expected to be fully collected in the aggregate face amounts thereof when due without resort to litigation and without offset or counterclaim (subject to any reserve for bad debts reflected in the Financial Statements), and (iv) are owned by the Company free and clear of all Liens. No discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services other than in the ordinary course of business consistent with past practice and in a manner consistent with the applicable provisions of GAAP. There is no obligor of any such account receivable that has refused or, to the knowledge of the Company, threatened to refuse to pay its obligations for any reason and, to the knowledge of the Company, no such obligor has been declared bankrupt by a Court of competent jurisdiction or is subject to any bankruptcy proceeding. Schedule 7.18(a) sets forth a complete and accurate accounts receivable aging report as of the date hereof.

(b)          All accounts payable and accrued expenses of the Business have arisen only from bona fide transactions in the ordinary course of the Business consistent with past practice, and no such account payable or accrued expense is, or as of the Closing Date will be, delinquent in its payment by more than 45 days, except as otherwise set forth on Schedule 7.18(b). Schedule 7.18(b) is a complete and accurate accounts payable aging report as of the date hereof.

7.19       Absence of Restrictions on Business Activities

There is no Contract or Order binding upon the Business or any of the Assets that has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent, Merger Sub or the Surviving Company, any acquisition of property (tangible or intangible) by Parent, Merger Sub or the Surviving Company, the operation of the Business by Parent or the Surviving Company or otherwise limiting the freedom of Parent or the Surviving Company to engage in any line of business or to compete with any Person.

7.20       Inventory

All Inventory is owned exclusively by the Company, free and clear of any Liens, has not been pledged as collateral, is not held by the Company on consignment from others, conforms in all material respects to all standards applicable to its use or sale imposed by any Governmental Authority, is fit for its intended purpose (and, if applicable, is not adulterated, misbranded, mispackaged or mislabeled) and is of a quality that is suitable, usable or (in the case of finished goods and products) saleable in the ordinary course of the Business. Schedule 7.20 lists all Inventory, the location of such Inventory and the approximate values of the amount of Inventory held in each such location as of the date of the Interim Balance Sheet. The quantity of the Inventory on hand, in transit and on order as of the Closing will be at levels substantially customary for the Company for that time of year in which the Closing occurs; such quantity representing Company’s good faith estimate of quantity required by the Business to continue to operate in the ordinary course of Business and without interruption. Items of such Inventory which are not of a quality usable and saleable in the ordinary course have been written down to net realizable value.

7.21       Regulatory Approvals.

(a)          In connection with the Business, the Company and its Affiliates are now and have at all times been in material compliance with all requirements of Regulatory Authorities with jurisdiction over the Business. The Company and its Affiliates have filed, obtained, maintained or submitted all material notices, reports, documents and records required by all applicable Laws and Regulations with respect to the Business, and all such notices, reports, documents and records were complete and correct on the date filed or submitted.

(b)          Except as set forth in Schedule 7.21, neither the Company nor any of its Affiliates has received any warning letter or other written communication from any domestic or foreign Regulatory Authority regarding any failure or alleged failure by the Company or any of its Affiliates to comply with any applicable Law or Regulation or any licenses, certifications, approvals or clearances in connection with the operation of the Business, and to the knowledge of the Company, no Governmental Authority is considering any action with respect to any such failure or alleged failure to comply. The Leased Spaces contain adequate warnings, presented in a reasonably prominent manner, in accordance with applicable, Laws, Orders or requirements of any Governmental Authority and current industry practice with respect to their contents and use.

7.22       Suppliers.

(a)          Schedule 7.22(a) sets forth a true, correct and complete list of the top 99 suppliers and vendors of the Business in order of net expense for the twelve (12) month period ending on the date hereof.

(b)          There are not, and have not been during the two (2)-year period preceding the date hereof, any disputes with any supplier or vendor of the Company.

(c)          No supplier or vendor has (i) cancelled or otherwise terminated any Contract with the Company prior to the expiration of such Contract’s term (or elected not to renew such Contract at the expiration of such term), (ii) cancelled or has threatened in writing to cancel or otherwise terminate its relationship with the Company, (iii) reduced or has threatened in writing to reduce its sales to the Company or (iv) has sought or is seeking to change the amounts payable by the Company or any of its Affiliates in connection with the sale of their products or services to the Business, or has notified the Company or any of its Affiliates in writing of any intention to do any of the foregoing, including after the consummation of the transactions contemplated hereby.

(d)          Neither the Company nor its Affiliates has, in the past twelve (12) months, (i) cancelled or otherwise terminated any Contract with a supplier or vendor of the Company prior to the expiration of such Contract’s term (or elected not to renew such Contract at the expiration of such term), (ii) cancelled or has threatened in writing to cancel or otherwise terminate its relationship with any such supplier or vendor, (iii) reduced or has threatened in writing to reduce its purchases from any such supplier or vendor or (iv) has sought or is seeking to change the amounts payable by the Company or any of its Affiliates in connection with the purchase of products or services for the Business, or has notified such supplier or vendor in writing of any intention to do any of the foregoing, including after the consummation of the transactions contemplated hereby.

(e)          Neither the Company nor its Affiliates, in the past twelve (12) months, observed any quality or delivery issues with any seller or vendor in connection with the Business.

(f)          The Company does not have any single source suppliers or vendors.

7.23       No Brokers

Except as set forth in Schedule 7.23, neither the Company nor its Affiliates nor any of their respective Representatives has employed or engaged, either directly or indirectly, or incurred or will incur any Liability to or is subject to any claim of, any broker, finder, investment banker or other agent or intermediary in connection with the transactions contemplated by this Agreement.

7.24       Gift Card Liability

The Company represents that it has a Liability for unredeemed gift cards or gift certificates, some of which may or may not have an expiration date. The amount of outstanding gift cards and gift certificates does not exceed $82,283.

7.25       Leases.

(a)          The Company has made available to Parent and Merger Sub a true, correct and complete copy of the leases, subleases, assignments, modification agreements, easements, licenses and other occupancy agreements relating to the Leased Spaces to which the Company or any Affiliate of the Company (or any predecessor in interest thereto) is a party (the “Facility Leases”) listed in Schedule 7.25(a) (which Facility Leases comprise all of the Contracts inclusive of any amendments, addenda and/or supplements relating to (i) real property and/or immovable property to which the Company is a party is a party and (ii) the Leased Spaces to which any Affiliate of the Company is a party). The Company has made available to Parent and Merger Sub a true, correct and complete copy of any guarantees or other security agreements for the Facility Leases (the “Facility Guarantees”) listed in Schedule 7.25(a) (which Facility Guarantees comprise all of the guarantees and security agreements relating to real property and/or immovable property related to the Facility Leases).

(b)          Schedule 7.25(b) sets forth (i) the name and address of the lessor or sublessor, as applicable, under the Facility Leases, (ii) the street address of the premises leased thereunder (the “Leased Spaces”), (iii) the square footage for the Leased Spaces, (iv) the commencement and termination dates of such Facility Leases and the rent commencement date for such Facility Leases, (v) the (A) current fixed rent, percentage rent, if any (along with the applicable breakpoint), and all other charges currently payable under the Facility Leases, including, without limitation, tenant’s proportionate share of common area maintenance charges, utility payments, promotional fees, real estate taxes and insurance charges and (B) future fixed rent and percentage rent, if any (along with the applicable breakpoint), including during any options to renew, (vi) the security posted thereunder (including, without limitation, any cash deposits, letters of credit and/or bonds), (vii) all options to renew, if any, and (viii) a description of and reference to lessor’s or sublessor’s rights to terminate or not renew such Facility Leases for any reason other than “tenant’s default”, casualty, condemnation or bankruptcy.

(c)          With respect to each such Facility Lease, except as may otherwise be set forth on Schedule 7.25(c):

(i)          The Facility Leases are legal, valid, binding and enforceable against the Company, and to the knowledge of the Company, enforceable against the lessors and any sublessors thereunder in accordance with its terms;

(ii)         All rentals or other monies due or required to be paid thereunder, including without limitation, all fixed and/or base rent, percentage rent, common area maintenance charges and all other fees, expenses and other items of additional rental, have been paid in full and will have been paid in full through the Closing Date;

(iii)        No portion of the security deposit has been used or offset by the lessors or sublessors under the Facility Leases;

(iv)        There are no assessments or other charges, ordinary or extraordinary, currently assessed or, to the knowledge of the Company, threatened by any lessors, sublessors, governmental authorities or other third parties against the Leased Space and, to the knowledge of the Company, there is no state of facts that will (or are likely to) cause an increase in the rentals listed in Schedule 7.25(b);

(v)        Subject to obtaining the Landlord Consent as set forth on Schedule 7.02, all necessary consents required under the Facility Leases as a result of the transaction contemplated hereby have been or will be obtained and the Facility Leases will continue to be legal, valid, binding and enforceable as written, against the lessors or sublessors following the Closing;

(vi)       Subject to obtaining the Landlord Consent as set forth on Schedule 7.02 following the Closing, (x) the lessors or sublessors under the Facility Leases shall not be entitled to any recapture or other termination rights, (y) the lessors or sublessors shall not be entitled to any increase in the current rental under any Facility Lease, and (z) no options to renew, exclusivity or use preferences or abatements shall be voided or otherwise terminated and no other rights of the “tenant” shall be affected or obligations of “tenant” increased, in each case as a result of the transactions contemplated hereby;

(vii)       To the Company’s knowledge, no lessors or any sublessors under the Facility Leases are cancelling or terminating the Facility Leases (or, to the Company’s knowledge, intend to cancel or terminate such Facility Leases) or are exercising (or intend to exercise) any option to cancel or terminate thereunder;

(viii)      (a) Neither the Company nor, to the knowledge of the Company, any lessors or sublessors under the Facility Leases is in breach or default thereunder and, to the knowledge of the Company, there has been no such breach or default thereunder with the last eighteen (18) months, and (b) no event has occurred that, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(ix)         Neither the Company nor, to the Company’s knowledge, any lessor under the Facility Leases has a claim against the other, and no offset or defense to enforcement of any of the terms of the Facility Leases exists;

(x)         To the Company’s knowledge, no mortgagee, over-lessor, ground-lessor or other superior interest holder for the Leased Space or the buildings and/or lands on which the same are situated (“Superior Interest Holder”) is foreclosing on its interest (or, to the Company’s knowledge, intends to foreclose on its interest) and, in connection therewith or otherwise, is cancelling or terminating (or, to the Company’s knowledge, intends to cancel or terminate) the Facility Leases, and the Company has not been made a party to a foreclosure actions (or received a notice that it may be made a party to a foreclosure action) involving the Facility Leases or its interest in the Leased Space;

(xi)        Neither the Company nor, to the knowledge of the Company, any lessors or sublessors under the Facility Leases is in breach or default under any Contract with a Superior Interest Holder, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(xii)       To the Company’s knowledge, no Actions (voluntary or involuntary) are pending against Landlord under the bankruptcy laws of the United States or any state thereof;

(xiii)      Neither the Company nor, to knowledge of the Company, any lessors or sublessors of the Facility Leases has repudiated any provision thereof;

(xiv)      To the Company’s knowledge, there are no easements, restrictions or other agreements (whether or not of record) which interfere (or could interfere) with the use of the Leased Spaces for the purposes permitted under the Facility Leases (whether or not such agreements easements, restrictions or other agreements are referenced in such Facility Leases);

(xv)       The Company has complied with all maintenance obligations in accordance with the terms of the respective Facility Leases including, without limitation, the roof, plumbing, gasoline pumps, lines and equipment, gasoline tanks, electrical systems located thereon and the same are in good repair;

(xvi)      The Company has not received any noise, vibration or nuisance complaints from any party (including from any lessors or sublessors, any other commercial or residential tenants or any community boards) with respect to any activity going on in or about the Leased Spaces within the last twenty-four (24) months;

(xvii)     The Company has not made any noise, vibration or nuisance complaints against any party (including any lessors or sublessors or any other commercial or residential tenants) with respect to any activity going on in the proximity of the Leased Space and there are no state of facts which the Company is aware that is (or is likely to) materially interfere with business operations in the Leased Spaces;

(xviii)    The Company’s possession and quiet enjoyment of the Leased Space is not currently being disturbed;

(xix)      Except as otherwise set forth in the Facility Leases, there are no refurbishments, renovations or other upgrades required to be performed by Tenant under any of the Facility Leases at any time during the term thereof, including any options to renew, and the Company has not received any written requests from any lessors or sublessors to refurbish, renovate or otherwise upgrade the Leased Spaces;

(xx)        The Company has not received notice of any pending or threatened condemnation or expropriation proceedings, lawsuits or administrative actions relating to the Facility Leases that would adversely affect the current use, occupancy or value of the Facility Leases;

(xxi)      The Company has not assigned, pledged, transferred or conveyed any interest in the leasehold and is not aware of any such assignment, transfer or conveyance.

7.26       Mailing Lists

All (a) lists of customers, (b) lists of suppliers and vendors, (c) depletion data, and (d) trade mailing lists of the Business, in any format, in the possession of the Company, which will be delivered to Parent and Merger Sub at the Closing (collectively, the “Mailing List”), are true, correct and complete copies of all of the lists owned, held or used by the Company in connection with the Business

7.27       Certain Payments

During the last three (3) years, neither the Company nor any director, officer, manager, partner, agent, or employee acting for or on behalf of the Company has, directly or indirectly, with respect to the Business (a) made any payment not in the ordinary course (including any bribes, payoffs or kickbacks), whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, or (b) established or maintained any material fund or asset that has not been recorded in the books and records of the Company.

7.28       Indebtedness

Except as set forth on the Indebtedness Schedule, the Company has no outstanding Indebtedness. For each item of Indebtedness, Schedule 7.28 correctly sets forth the debtor, the Contract governing the Indebtedness, the principal amount of the Indebtedness as of the date of this Agreement, the creditor, the maturity date, the collateral, if any, securing the Indebtedness (and all Contracts governing all related Liens).

7.29       Books and Records

The books and records relating to the Business and the Company which have been made available to Parent are complete and accurate.

7.30       Disclosure

Neither this Agreement nor the Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary, including with respect to the Business or the Assets, in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES CONCERNING PARENT AND
MERGER SUB

The Parent represents and warrants to the Members that:

8.01       Organization and Power

The Parent is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a Delaware limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

8.02       Authorization; Valid and Binding Agreement

The execution, delivery and performance of this Agreement by each of the Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and no other proceedings on its part are necessary to authorize its execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

8.03       No Breach

Neither the Parent nor Merger Sub is subject to or obligated under its Organizational Documents any applicable Law, or any material Contract, which would be breached or violated in any material respect by the Parent's or Merger Sub's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

8.04       Governmental Consents, etc

Except as set forth on Schedule 8.04, neither the Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by the Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Neither the Parent nor Merger Sub is subject to any Order.

8.05       Litigation

There are no Actions pending or, to the Parent's or Merger Sub's knowledge, threatened against or affecting the Parent or Merger Sub at law or in equity, or before or by any Governmental Authority, which would materially and adversely affect the Parent's or Merger Sub's performance under this Agreement or the consummation of the transactions contemplated hereby.

8.06       Broker's Fees

There are no brokerage commissions, finders' fees or similar compensation payable in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Parent or its Affiliates.

ARTICLE IX
TERMINATION

9.01       Termination

This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of the Parent and SBEEG; or

(b)          Upon Termination of the Asset Purchase Agreement.

9.02       Effect of Termination

In the event of a termination of this Agreement by either the Parent or SBEEG, on behalf of the Members as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02 (Effect of Termination), Article XII (Miscellaneous), Sections 6.06 (Broker's Fees), 7.21 (Broker's Fees) and 8.06 (Broker's Fees), and Section 10.08 (Jurisdiction; Venue; Service of Process) hereof which shall survive the termination of this Agreement) and there shall be no Liability on the part of the Parent, Merger Sub, any of the Company, SBEEG or the Members to one another, except to the extent otherwise provided in the Asset Purchase Agreement.

ARTICLE X
INDEMNIFICATION

10.01     Survival; Notice of Indemnification Claims.

(a)          The representations, warranties and Pre-Closing Covenants in this Agreement shall survive the Closing and shall terminate on the date that is eighteen (18) months after the Closing Date (the “General Survival Period”); provided that (A) the representations and warranties in Section 6.01 (Authority; Power), Section 6.02 (Organization), 6.03 (Execution and Delivery; Valid and Binding Agreement), Section 6.04(b)(ii) (Breach of Organizational Documents), Section 6.05 (Ownership of Equity Interests), Section 7.01 (Organization, Corporate Power and Authorization), Section 7.02 (Consents and Approvals), Section 7.03(a) (Breach of Organizational Documents), Section 7.04 (Equity Interests), Section 7.15 (Transactions with Affiliates), Section 7.23 Error! Reference source not found.(No Brokers), Section 7.25 (Leases), Section 7.28 (Indebtedness), Section 8.01 (Organization and Power), Section 8.02 (Authorization; Valid and Binding Agreement) and Section 8.03 (No Breach) shall survive indefinitely, and (B) the representations and warranties in Section 7.12 (Employment Matters) and Section 7.13 (Taxes) shall survive until the 30th day following the termination of the applicable statutes of limitation (as extended by any tolling periods and other extensions) with respect to the liabilities in question). Post-Closing Covenants in this Agreement shall survive the Closing in accordance with their terms and claims in respect thereof must be brought prior to the expiration of the applicable statute of limitations in respect of such claims. No claim for indemnification hereunder for breach of any such representations, warranties, covenants, agreements and other provisions may be made after the expiration of the survival period set forth in the immediately preceding sentences; provided that (x) any representation, warranty, covenant, agreement or other provision in respect of which indemnity may be sought under Section 10.02(a) or under Section 10.03, and the indemnity with respect thereto, shall survive (with respect to any claim that has been made) the time at which it would otherwise terminate pursuant to this Section 10.01 if timely written notice thereof shall have been given to the Person against whom such indemnity may be sought prior to such time of termination and (y) claims for indemnification based on upon fraud are not subject to the time limitations set forth in this Section 10.01. For the avoidance of doubt, with respect to any claim for indemnity that is made under Section 10.02(a) or Section 10.03 based on a breach of or inaccuracy in any statement, representation or warranty contained in any certificate delivered by or on behalf of a Party thereto at the Closing (each a “Closing Certificate”), such statements, representations and warranties shall survive for the General Survival Period (except that the statements, representations and warranties contained in the Closing Certificates to be delivered pursuant to Sections 4.01(f)(i) and 4.02(e)(ii) (the “Bring Down Certificates”) shall survive for the same periods as the underlying representations, warranties or covenants set forth in this Agreement to which they relate). For the avoidance of doubt, claims for indemnification based on Section 10.02(a)(ii), (iv), (v), (vi) or (vii) shall not be subject to the time limitations set forth in this Section 10.01.

(b)          If an Indemnified Person (as defined below) wishes to make a claim for indemnification under this Article X, the Indemnified Person shall give written notice of such claim to the Indemnifying Person (as defined below). Such written notice shall describe the basis for such claim for indemnification and the amount of Losses involved (if quantifiable), in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that the failure to so notify the Indemnifying Person shall not relieve the Indemnifying Person of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnifying Person is obligated to be greater than such damages would have been had the Indemnified Person given the Indemnifying Person adequate notice hereunder. SBEEG shall give and receive all notices on behalf of all Seller Indemnified Persons in the case of all claims for indemnification under this Article X.

10.02     Indemnification by SBEEG for the Benefit of the Parent Indemnified Persons.

(a)          Provided that timely notice has been made within the prescribed survival period set forth in Section 10.01 above, from and after the Closing, the Parent, Merger Sub and each of their respective Affiliates (including, following the Closing, the Company) and each director, officer, employee, agent, manager, consultant, advisor, or other representative (each a “Representative”) of such Person, including their respective legal counsel, accountants, and financial advisors, and all of the successors, assigns and legal representatives of the foregoing (each, a “Parent Indemnified Person”), shall be indemnified and held harmless by the Manager by means of the payment to such Parent Indemnified Persons of escrow funds from time to time held in the Escrow Account maintained pursuant to the Escrow Agreement (“Escrow Funds”) and, from and after the time that the Escrow Funds have been fully distributed or are otherwise no longer available for such purposes, the Parent Indemnified Persons shall be indemnified and held harmless by SBEEG, in each case, from, against and in respect of any and all actual Losses (whether or not such Losses relate to a Third Party Claim (as defined below)), which all or any of such Parent Indemnified Persons may suffer or sustain as a result of, directly or indirectly relating to, or arising out of:

(i)          any inaccuracy in or breach of any representation or warranty contained in Article VII, in each case, without giving effect to any update to the Disclosure Schedules;

(ii)         any nonfulfillment or breach of any covenant, agreement or other provision by the Company contained in this Agreement or the Escrow Agreement;

(iii)        any nonfulfillment or breach of any Pre-Closing Covenant by the Company contained in this Agreement;

(iv)        any claim or Action brought by any of the Members that relates to the allocation of the aggregate purchase price among the Members pursuant to this Agreement or among any of the Parties (other than Buyer, Merger Sub or Wasabi Holdings, LLC) to this Agreement, the Other Merger Agreements or the Asset Purchase Agreement;

(v)         the lawsuit currently filed in the Superior Court of the State of California, County of Los Angeles, Case No. BC 585265 and any and all substantially similar matters, including further litigation, that may arise out of substantially similar facts to those set forth in Los Angeles, Case No. BC 585265;

(vi)        any claim or Action arising out of or related to the Exempted Litigation; or

(vii)       any claim or Action brought by any holder of Company LLC Interests, or any other Person alleging to own Equity Interests of the Company or otherwise having an interest in the Company to the extent such claim or Action relates to (A) this Agreement, the Merger or any other event, action, omission or condition (or series of events, actions, omissions or conditions) occurring or existing on or prior to the Closing Date) other than claims arising out of conditional Per LLC Interest Closing Merger Consideration pursuant to Section 3.02(c), which, for the avoidance of doubt, shall be the liability of Buyer and Parent; or (B) any assertion of dissenters, appraisal or similar rights.

(b)          Provided that timely notice has been made within the prescribed survival period set forth in Section 10.01 above, from and after the Closing, each Parent Indemnified Person, shall be indemnified and held harmless by SBEEG, in each case, from, against and in respect of any and all actual Losses (whether or not such Losses relate to a Third Party Claim (as defined below)), which all or any of such Parent Indemnified Persons may suffer or sustain as a result of, directly or indirectly relating to, or arising out of:

(i)          any inaccuracy in or breach of any representation or warranty made by the Manager under Article VI without giving effect to any update to the Disclosure Schedules; or

(ii)         any nonfulfillment or breach of any covenant, agreement or other provision by the Manager or SBEEG contained in this Agreement.

(c)          Notwithstanding anything to the contrary contained in this Agreement or in any Related Agreement: (i)(A) in the case of any representation or warranty made by the Manager in Article VI, or any breach by SBEEG or the Manager of a covenant of SBEEG or the Manager contained herein, SBEEG and the Manager shall be liable for the indemnifiable Losses associated with such breach, and (ii)(B) the other Members shall have no liability in connection therewith; (ii) in the case of any breach of a representation or warranty made by the Company in Article VII or a breach of a Pre-Closing Covenant of the Company, SBEEG and the Manager shall be severally and not jointly liable for such indemnifiable Losses associated with such breach; (iii) neither SBEEG nor the Manager shall have liability under Section 10.02(a)(i) unless and until the aggregate of all Losses relating thereto, for which they would, but for this Section 10.02(c), be liable exceeds on a cumulative basis an amount equal to $300,000 (the “Deductible”), the calculation of which will include all Losses paid pursuant to the Asset Purchase Agreement (as Losses is defined therein) and the Other Merger Agreements (as Losses is defined therein), and then only to the extent such Losses exceed the Deductible; (iv) except as set forth in Section 10.02(f), the aggregate liability under Section 10.02(a)(i) shall in no event exceed $7,500,000 (the “Cap”), the calculation of which will include all Losses paid pursuant to the Asset Purchase Agreement (as Losses is defined therein) and the Other Merger Agreements (as Losses is defined therein).

(d)          Notwithstanding anything to the contrary contained in this Agreement or in any Related Agreement: (i) the amount of indemnity payable pursuant to this Section 10.01(b) with respect to any Losses shall be reduced (A) by any reserves or accruals reflected on the face of the Latest Balance Sheet (as opposed to merely being disclosed in the notes thereto, if any) to the extent specifically and relating to the subject matter of the applicable Losses or (B) to the extent any such Loss amount has already been taken into account in making any adjustment to the Aggregate Closing Merger Consideration contemplated in Section 3.03; and (ii) no Member shall be liable for any indemnifiable Losses.

(e)          [Reserved.]

(f)          Notwithstanding Section 10.02(a), neither the Deductible nor the Cap shall apply to any claims based on fraud or intentional misrepresentation or claims for indemnification pursuant to Section 10.01(a) in respect of breach of representations and warranties set forth in Section 6.01 (Authority; Power), Section 6.02 (Organization), Section 6.03 (Execution and Delivery; Valid and Binding Agreement), Section 6.04(b)(ii) (Breach of Organizational Documents), Section 6.05 (Ownership of Equity Interests), Section 6.06 (Broker's Fees), Section 7.01 (Organization, Corporate Power and Authorization), Section 7.03(a) (Breach of Organizational Documents), Section 7.04 (Equity Interests), Section 7.13 (Taxes), Section 7.15 (Transactions with Affiliates), Section 7.23 Error! Reference source not found. (No Brokers), Section 7.25 (Leases) and Section 7.28 (Indebtedness) (or any breach of or inaccuracy in any statement, representation or warranty contained in any Bring Down Certificate to the extent relating to any of the foregoing representations and warranties). For the avoidance of doubt, claims for indemnification based on any of Sections 10.02(a)(ii) through (vii) shall not be subject to the monetary limitations set forth in Section 10.02(c).

(g)          The right of any Parent Indemnified Person to indemnification pursuant to this Article X or Article XI will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to herein. The waiver of any condition contained in this Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Parent Indemnified Person to indemnification pursuant to this Article X or Article XI based on such representation, warranty, covenant or agreement.

(h)          Each of the Manager and SBEEG hereby agrees that it shall not make, and shall not permit his, her or its Affiliates or Representatives to make any claim for indemnification against any of the Parent Indemnified Persons, the Company by reason of the fact it or any of its Affiliates or Representatives was a controlling person, director, employee or Representative of the Company thereof or was serving as such for another Person at the request of the Company (whether such claim is made pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any indemnification claim brought by a Parent Indemnified Person under this Agreement. With respect to any indemnification claim brought by a Parent Indemnified Person under this Agreement, each of the Manager and SBEEG expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by it pursuant to this Agreement or otherwise in respect of the transactions contemplated by this Agreement.

10.03     Indemnification by the Parent for the Benefit of the Members

From and after the Closing, the Parent shall indemnify each of the Members and each of their respective Affiliates (each, a “Seller Indemnified Person”) and hold them harmless against any Losses which the Members may suffer or sustain, as a result of: (a) any breach of any representation or warranty of the Parent under this Agreement, and (b) any breach of any covenant, agreement or other provision of this Agreement by the Parent; provided, however, that (i) the Parent shall have no liability under Section 10.02(a) unless and until the aggregate of all Losses relating thereto, for which the Parent would, but for this Section 10.03(a), be liable exceeds on a cumulative basis an amount equal to the Deductible, the calculation of which will include all Losses paid pursuant to the Asset Purchase Agreement (as Losses is defined therein) and the Other Merger Agreements (as Losses is defined therein), and then only to the extent such Losses exceed the Deductible and (ii) the aggregate liability under Section 10.02(a) shall in no event exceed the Cap, the calculation of which will include all Losses paid pursuant to the Asset Purchase Agreement (as Losses is defined therein) and the Other Merger Agreements (as Losses is defined therein). Except (i) as contemplated in Sections 3.03 (Adjustment to Aggregate Closing Merger Consideration) and 12.16 (Specific Performance), (ii) for remedies for breach of any Related Agreement and (iii) in cases of fraud, from and after the Closing, recovery pursuant to this Article X constitutes the Seller Indemnified Persons’ sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby and the Seller Indemnified Persons may not avoid the limitations on liability set forth in this Section 10.01(b) by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

10.04     Determination of Loss Amount

The amount of any Loss subject to indemnification under Section 10.01(b) shall be calculated net of any insurance proceeds actually received in cash by the Indemnified Person on account of such Loss and paid within ninety (90) days of the submission of a claim relating thereto, net of the present value of any reasonably probable increase in insurance premiums or other charges paid or to be paid by the Indemnified Person resulting from such Loss and all costs and expenses incurred by any Indemnified Person in recovering such proceeds from its insurers. The Indemnified Person shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder, provided, however, that, for the avoidance of doubt, in no event shall Indemnified Person be required to bring an action against the provider of any such insurance policies for such recovery. In the event that an insurance recovery is received by any Indemnified Person with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnified Person.

10.05     Mitigation

Each Person entitled to indemnification hereunder shall take all commercially reasonable steps to mitigate all Losses (other than matters concerning Taxes) after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

10.06     Manner of Payment

Any indemnification of the Parent pursuant to Section 10.01(b) shall be effected by release of Escrow Funds and when the Escrow Funds are depleted thereafter, but only to the extent applicable, by SBEEG to Parent by wire transfer of immediately available funds to an account designated by each applicable Indemnified Person within 10 days after the final determination thereof; provided, however, that Parent may, at its election, choose to seek payment directly from SBEEG with respect to any indemnification pursuant to Section 10.02(a)(v) or (vi) and shall not be required to seek release of such amounts from the Escrow Funds. Any indemnification of the Members pursuant to Section 10.03 shall be effected by Parent's wire transfer of immediately available funds to an account designated by each applicable Indemnified Person within 10 days after the final determination thereof. Each indemnification payment made pursuant to this Article X shall, with respect to the Members and the Parent, be deemed to be an adjustment to the Aggregate Closing Merger Consideration.

10.07     Indemnification Process

(a)          Any Person entitled to make a claim for indemnification under Section 10.01(b) or Section 10.03 (an “Indemnified Person”) shall notify the indemnifying party (an “Indemnifying Person”) in writing (the “Notice of Claim”) which such Indemnified Person has determined has given rise to or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known (a “Loss Estimate”), describing the breach or inaccuracy and other material facts and circumstances upon which such claim is based and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises as promptly as practicable after becoming aware of such matter; provided, however, that the failure so to provide such Notice of Claim or any defect in such Notice of Claim will not affect the rights of any Indemnified Persons to obtain indemnification hereunder, except to the extent such failure to include information actually and materially prejudices such Indemnifying Person. Notwithstanding the foregoing, no claim shall be brought under this Article X with respect to an event of indemnification described in Section 10.02(a)(i), (iii), or Section 10.02(b)(i) or (ii), unless the Indemnified Person, at any time prior to the end of the General Survival Period, gives the Indemnifying Person(s) a Notice of Claim with respect to such claim. If a Notice of Claim has been given on or prior to the end of the General Survival Period, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

(b)          Except as provided below, the Indemnifying Person may elect to assume the defense of any Claims for indemnification hereunder resulting from the assertion of liability by third parties (each, a “Third Party Claim”) with counsel reasonably satisfactory to the Indemnified Person by (i) giving notice to the Indemnified Person of its election to assume the defense of the Third Party Claim and (ii) giving the Indemnified Person evidence acceptable to the Indemnified Person that the Indemnifying Person has adequate financial resources to defend against the Third Party Claim and fulfill its obligations under this Article X, in each case no later than 10 days after the Indemnified Person gives notice of the assertion of a Third Party Claim. If the Indemnifying Person elects to assume the defense of a Third Party Claim:

(i)          it shall diligently conduct the defense and shall not be liable to the Indemnified Person for any Indemnified Person’s fees or expenses subsequently incurred in connection with the defense of the Third Party Claim other than reasonable costs of investigation;

(ii)         the election will conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to relief under this Agreement for any Loss arising from or in connection with the Third Party Claim (subject to the provisions of this Article X;

(iii)        no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation by the Indemnified Person of any Law or any rights of any Person, (B) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the third party bringing the Third Party Claim, and (C) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and

(iv)        the Indemnifying Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(c)          If the Indemnifying Person does not assume the defense of a Third Party Claim in the manner and within the period provided above, the Indemnified Person may conduct the defense of the Third Party Claim at the expense of the Indemnifying Person. Indemnifying Person will be bound by any determination resulting from such Third Party Claim or, upon the consent of Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed, any compromise or settlement effected by the Indemnified Person.

(d)          With respect to any Third Party Claim subject to this Article X:

(i)          any Indemnified Person and any Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Action at all stages thereof where such Person is not represented by its own counsel; and

(ii)         both the Indemnified Person and the Indemnifying Person, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(e)          With respect to any Third Party Claim subject to this Article X, the parties shall cooperate in a manner to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges, including making reasonable best efforts to comply with the provisions of Section 12.16. In connection therewith, each party agrees that:

(i)          it will use its best efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and

(ii)         all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

10.08     Governing Law; Jurisdiction; Venue; Service of Process.

(a)          This Agreement shall be governed by the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the State of Delaware.

(b)          All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal Court sitting in the State of New York. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state Courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any Action arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect of such Action may be heard and determined exclusively in any New York state or federal Court sitting in the State of New York. Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 9.8 and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.09     Limitation on Recourse

Other than in the case of fraud, no claim shall be brought or maintained by any Parent Indemnified Person against any officer, director, employee (present or former) or Affiliate of a Member which is not otherwise expressly identified as a Party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder. For the avoidance of doubt and subject to the rights of Parent under the terms of any debt commitment letters with any lender, none of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any such lender or any Affiliate thereof (collectively, the “Debt Financing Sources”), solely in their respective capacities as lenders or arrangers in connection with the transactions contemplated by this Agreement, including any related financing.

ARTICLE XI
ADDITIONAL COVENANTS AND AGREEMENTS

11.01     Disclosure Generally

The Disclosures Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosures Schedules shall be deemed to refer to this entire Agreement.

11.02     Acknowledgment of Parent

The Parent acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, the Parent has relied on the results of its own independent investigation, the representations and warranties of the Company expressly and specifically set forth in this Agreement including the Disclosure Schedules and the representations and warranties of SBEEG and the Manager expressly and specifically set forth in this Agreement, the Asset Purchase Agreement and the Other Merger Agreements including the disclosure schedules thereto. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY, SBEEG AND THE MANAGER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SBEEG AND THE MANAGER TO PARENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PARENT UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY, SBEEG AND THE MANAGER.

11.03     Tax Matters.

(a)          The Parent Indemnified Persons shall be indemnified and held harmless by the Members by means of the payment to such Parent Indemnified Persons of Escrow Funds and, from and after the time that the Escrow Funds have been fully distributed or are otherwise no longer available for such purposes, by the Members, in each case, from, against and in respect of any and all actual Losses (whether or not such Losses relate to a Third Party Claim), which all or any of such Parent Indemnified Persons may suffer or sustain as a result of, directly or indirectly relating to, or arising out of: (i) all Taxes (or the non-payment thereof) of the Company or assessed on the Assets for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (as defined in Section 11.02(c) of this Agreement); (ii) all Taxes (or the non-payment thereof) of the Company attributable to any breach or violation of, or failure to fully perform (as applicable), any representations or covenants set forth in Section 7.13 or this Section 11.02 of this Agreement; (iii) all income Taxes (or the non-payment thereof) of any member of any Affiliated Group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation; (iv) all income Taxes (or the non-payment thereof) of the Company attributable to any election under section 108(i) of the Code made with respect to a Pre-Closing Tax Period or Straddle Period; and (v) any and all income Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event, transaction or other circumstances occurring before the Closing; provided, however, that the Parent Indemnified Persons shall be indemnified and held harmless for Taxes described in this sentence only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income and after reduction for any estimated Tax payments made prior to the Closing) on the face of the Final Closing Balance Sheet or shown as a liability for Taxes in Working Capital as finally determined under this Agreement. The Parent Indemnified Parties shall be reimbursed for any Taxes of the Company pursuant to this Section 11.03(a) at least five days prior to the payment of such Taxes by the Parent, the Company; provided that the Parent shall provide notice of such responsibility (and the amount) no less than 15 days prior to the payment of such Taxes by the Parent. Notwithstanding anything herein to the contrary, no limitations on indemnification contained in Article X shall apply to this Section 11.02. For all purposes of this Article XI, any indemnification obligation owing to any Parent Indemnified Person shall be satisfied by means of the payment to such Parent Indemnified Person out of the Escrow Funds and, from and after the time that the Escrow Funds have been fully distributed or are otherwise no longer available for such purposes, by SBEEG.

(b)          SBEEG shall prepare all income Tax Returns for the Company that are required to be filed for all periods ending on or prior to the Closing Date (any such taxable period, a “Pre-Closing Tax Period”) which have not yet been filed as of the Closing Date (collectively, “Seller Returns”). SBEEG shall timely cause to be paid any Taxes due and payable with respect to such Seller Returns in the manner provided in Section 11.03(a) above and Section 11.03(f) below. All Seller Returns shall be prepared on a basis consistent with past practice to the extent consistent with applicable Tax Law, and shall be true, correct and complete in all material respects. Not later than thirty (30) days prior to the due date for the filing of any Seller Return, SBEEG shall provide the Parent with a copy of such Seller Return and the Parent shall have the right to review, comment on, and approve any such Seller Return. SBEEG shall make such changes to such Seller Return as the Parent may reasonably request, and the Company shall file such Seller Return after SBEEG has made such changes, if any, to the reasonable satisfaction of the Parent. The Parent shall prepare and file all Tax Returns of the Company other than Seller Returns. In the case of any Tax Return of the Company prepared by Parent that concerns a Straddle Period and is not an income Tax Return (a “Buyer Return”), not later than thirty (30) days prior to the due date for the filing of any Buyer Return, Parent shall provide SBEEG with a copy of any such Buyer Return and SBEEG shall have the right to review and comment on any such Buyer Return. Parent shall consider in good faith any comments made by SBEEG to any such Buyer Return but shall not be obligated to make the changes proposed by SBEEG.

(c)          In the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on and including the Closing Date shall be:

(i)          in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on and included the Closing Date (an interim closing of the books); and

(ii)         in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in such Straddle Period.

(d)          All transfer, documentary, sales, lease, use stamp, registration and other such Taxes, and any conveyance fees or recording charges imposed on the Company or the Members as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest and filing fees or cost with respect to the Transfer Taxes shall be borne 50% by Parent and 50% by the Members. The Parent agrees to cooperate with SBEEG in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession reasonably requested by SBEEG that is reasonably necessary to complete such returns. If SBEEG fails to file any returns with respect to Transfer Taxes, the Parent, at SBEEG’s expense, may file such returns.

(e)          The Parent shall promptly notify SBEEG if the Parent receives notice of a claim by a Governmental Authority in respect of Taxes of the Company that could give rise to a liability of the Members under this Section 11.02 (a “Tax Claim”). SBEEG shall have the right to defend the Company against any such Tax Claim to the extent such Tax Claim principally concerns a taxable period ending on or prior to the Closing Date (a “Pre-Closing Tax Period”); provided that SBEEG provides the Parent with written notice of its intent to assume the defense of such Tax Claim. The Parent and its counsel shall be allowed to participate in the defense of any Tax Claim over which SBEEG has assumed the defense under the preceding sentence on a face-to-face basis at the Parent's own expense. SBEEG will not settle any Tax Claim over which SBEEG has assumed the defense under the second-preceding sentence without the prior written consent of the Parent, such consent not to be unreasonably withheld, conditioned or delayed. SBEEG shall have the right to participate at its own expense in the defense of any Tax Claim not discussed in the third preceding sentence that concerns a Pre-Closing Tax Period.

(f)          To the extent not accrued as an asset in Working Capital, the Parent shall promptly pay or cause prompt payment to be made to SBEEG, on behalf of the Members, within ten (10) days after receipt thereof or entitlement thereto by the Parent, the Company or any Affiliate on behalf of the Members, of all refunds of Taxes and interest thereon received by, or credited against the Tax liability of the Parent, any Affiliate of the Parent, the Company (but only to the extent that any such credit actually reduces the Taxes paid by the Company for any Tax period (or the portion of any Straddle Period) beginning after the Closing Date) to the extent such refunds or credits are attributable to Taxes paid by the Company in a Pre-Closing Tax Period (and not due to the carry-back of any Tax attributes generated in a period other than a Pre-Closing Tax Period).

(g)          Parent, Merger Sub, and the Company will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

(h)          The Aggregate Closing Merger Consideration, and any assumption of liabilities as determined for U.S. federal income tax purposes, shall be allocated among the Assets of the Company in accordance with Code Section 1060 (and any similar provisions of state or local Law, as appropriate) and shall be set forth in a schedule delivered by Parent to SBEEG within forty-five (45) days following the Closing Date (the “Allocation Schedule”). SBEEG shall have an opportunity to review the Allocation Schedule for a period of thirty (30) days after the receipt of the Allocation Schedule and Parent will not finalize the Allocation Schedule until such thirty (30) day period has elapsed or Parent has received the consent of the Seller Entities (such consent not to be unreasonably withheld, conditioned or delayed) The Parties and their respective Affiliates shall file all Tax Returns (including IRS Form 8594) consistent with the final Allocation Schedule as determined hereunder (as reasonably adjusted to account for events occurring after the determination of the final allocation of the Purchase Price) and none of the Parties or their respective Affiliates shall take any Tax position inconsistent with the final Allocation Schedule determined hereunder unless required to do so by a change in applicable Laws or a good faith resolution of a Tax contest.

11.04     Further Assurances

From time to time, as and when requested by any Party hereto and at such Party's expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

11.05     Access to Books and Records

From and after the Closing, the Parent shall, and shall cause the Company to, provide SBEEG and its authorized Representatives with reasonable access, at their own cost and expense, during normal business hours and upon reasonable notice, to the books and records and, with the consent of the Parent (not to be unreasonably withheld, conditioned or delayed), any relevant personnel of the Company with respect to periods prior to the Closing Date in connection with the preparation of any financial statements or Tax Returns of the Members or any claim or Action brought against a Seller Indemnified Person relating to the Company (other than a claim or Action brought by a Parent Indemnified Person relating to or arising out of this Agreement or the transactions contemplated hereby).

11.06     Employee Matters.

(a)          SBEEG shall be responsible for, and the Parent Indemnified Persons shall be indemnified and held harmless by the Members from, against and in respect of any and all actual Losses (whether or not such Losses relate to a Third Party Claim), which all or any of such Parent Indemnified Persons may suffer or sustain as a result of, directly or indirectly relating to, or arising out of any notices, payments, benefits, fines, penalties, backpay, and damages required under WARN relating to any “plant closing” or “mass layoff” (as defined in WARN) (or similar triggering event) caused in part by the termination of employees of Spoonful working at the Company before the Closing.

(b)          From and after the Closing Date, the Surviving Company shall not be liable for any claims and liabilities under any welfare plans, regardless of when such claims or liabilities arise or are asserted. To the extent the Surviving Company provides any substantially similar welfare plans as those maintained by Spoonful with respect to the Business Employees providing services to the Company, the Surviving Company shall use commercially reasonable efforts to cause credit to be given (without duplication; and not to an extent greater than counted immediately before the Closing Date for comparable purposes) to all employees of the Company and their eligible dependents and beneficiaries for any premiums, co-payments and deductibles paid on or prior to the Closing Date in satisfying any deductible and out-of-pocket expense requirements under any new group medical plan for the current plan year.

(c)          Effective as of the Closing Date, the Parent will use commercially reasonable efforts to count (without duplication; and not to an extent greater than counted immediately before the Closing Date for comparable purposes) the service of all employees with the Company under the Surviving Company's vacation policy and welfare benefit plans to the extent applicable to such employees. In addition, the Surviving Company shall use commercially reasonable efforts to count (without duplication; and not to an extent greater than counted immediately before the Closing Date for comparable purposes) such service but only in determining each employee's eligibility to participate in, and each such employee's vested percentage in, each of the Surviving Company's employee benefit plans (as defined in Section 3(3) of ERISA) which are subject to ERISA and are applicable to such employee, but, for the avoidance of doubt, not for benefit accrual purposes.

(d)          It is expressly acknowledged, understood and agreed that nothing herein is intended to or does or shall constitute an amendment to or requirement to establish any employee benefit or other plan or grant any Person any rights as a third party beneficiary of this Agreement.

11.07     SBEEG as the Members’ Representative.

(a)          SBEEG shall serve as the representative of the Members and act in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the Related Agreements, including, without limitation:

(i)          determine the presence (or absence) of claims for indemnification against the Parent and its Affiliates pursuant to Article X or Article XI above;

(ii)         deliver all notices required to be delivered under this Agreement or the Related Agreements, including, without limitation, any notice of a claim for which indemnification is sought under Article X or Article XI above or any notice in respect of Section 3.03, and make all filings, enter into all Contracts, make all decisions, prosecute, defend, settle or otherwise compromise all Actions and claims and take all other actions in connection therewith, and execute any amendments to the Agreement or any Related Agreements, and provide any consents or waivers to any of the foregoing;

(iii)        receive all notices required or permitted to be delivered to SBEEG, the Manager or the Members under this Agreement or Related Agreements, including, without limitation, any notice of or relating to a claim for which indemnification is sought under Article X or Article XI;

(iv)        take any and all actions as SBEEG may deem necessary or desirable to resolve or settle claims under this Agreement or any Related Agreement or otherwise relating to this Agreement, any Related Agreement or Merger or other transactions contemplated hereby or otherwise as permitted or required to be taken by or on behalf of SBEEG, the Manager or the Members under this Agreement, the Escrow Agreement or other Related Agreements and exercise any rights that SBEEG, the Manager or the Members are permitted or required to do or exercise under this Agreement, the Escrow Agreement or the other Related Agreements; and

(v)         in connection with the Closing, execute and receive all documents, instruments, certificates and agreements on behalf of and in the name of SBEEG, the Manager or the Company necessary to effectuate the Closing and consummate the contemplated transactions.

The Company, the Manager and SBEEG hereby acknowledge and agree that upon execution of this Agreement, any delivery by SBEEG of any waiver, amendment, agreement, certificate or other documents in respect of this Agreement, the Escrow Agreement or the other Related Agreements executed by SBEEG (in its capacity as the Members’ representative hereunder), such party shall be bound by such documents as fully as if such holder had executed and delivered such documents. All decisions and actions by SBEEG within the scope of the authorization granted in this Section, including, without limitation, any agreement between SBEEG and Parent or Merger Sub relating to the resolution of disputes relating to Section 3.03, or the defense or settlement of any indemnity claims by any Indemnifying Person pursuant to Article X or Article XI hereof, shall be final and binding upon SBEEG, the Manager and, to the extent permitted by law, the Members, and no such party shall have the right to object, dissent, protest or otherwise contest the same. All expenses and other fees incurred by SBEEG shall be paid by SBEEG.

(b)          Parent shall be entitled to rely on any action taken by SBEEG, on behalf of the Members, pursuant to Section 11.07(a) above (each, an “Authorized Action”). SBEEG and the Manager, jointly and severally, shall pay to and indemnify and hold harmless the Parent and the other Parent Indemnified Persons from and against any Losses which it or any of them may suffer, sustain, or become subject to, as the result of any claim by any Member that an Authorized Action is not binding on, or enforceable against, the Members.

11.08     Confidentiality.

The Manager acknowledges that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information it possesses, that the preservation of the confidentiality of such information by it is an essential premise of the bargain between the Manager and the Parent and Merger Sub, and that the Parent and Merger Sub would be unwilling to enter into this Agreement in the absence of this Section 11.08. Accordingly, the Manager hereby severally agrees with the Parent and Merger Sub that it, its Affiliates and its and its Affiliate's Representatives shall not, and that it shall cause its Affiliates and such Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Parent, disclose or use, any information involving or relating to the Business or the Company (other than in the course of fulfilling its duties to the Company in such capacity); provided, that the information subject to this Section 11.08) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 11.08 will not prohibit any retention of copies of records or disclosure (A) required by any applicable Law so long as reasonable prior notice is given to Parent and the Company of such disclosure and a reasonable opportunity is afforded Parent and the Company to contest the same or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. The Manager agrees that it shall be responsible for any breach or violation of the provisions of this Section 11.08 by any of its Affiliates or its or its Affiliates' Representatives.

11.09     Landlord Agreement; SNDA.

The Company shall use commercially reasonable efforts to (i) obtain the Landlord Agreement signed by the applicable lessor and (ii) a subordination, non-disturbance and attornment agreement from each mortgagee, groundlessee and superior interest holder of any Facility Lease in a form reasonably acceptable to the Parent. In addition, the Company shall use commercially reasonable efforts to cause the Facility Lease to be amended such that the net sales requirement to exercise the option to renew, as set forth in Section 2.4.2 of the Facility Lease, is reduced from $10,000,000 to a number reasonably approved by the Parent. Any such amendment shall be in a form reasonably acceptable to Parent.

11.10     Percentage Rent True-Up.

On or before February 15, 2016 (or if rent is payable based on a year which is not a calendar year, within forty-five (45) days of the expiration of the lease year in which the Closing Date occurs), Parent and the Surviving Entity shall provide SBEEG with written notice of its calculation of the portion of the rent payable pursuant to any Facility Leases for the Leased Spaces relating to the period on or prior to the Closing (the “Pre-Closing Rent Portion”) and the period after the Closing through December 31, 2015. With respect to any calculation of percentage rent, the parties shall calculate the Pre-Closing Rent Portion by multiplying (i) the total percentage rent payable for said year by (ii) the fraction (x) the numerator of which is gross sales made at the Leased Space (as calculated in accordance with the Facility Leases) for the portion of the year occurring prior to the Closing Date and (y) the denominator of which is total gross sales made at the Leased Space for said year. Parent shall respond within ten (10) days indicating that it agrees with such calculation or objects to such calculation. In the event Parent fails to respond within such period, it will be deemed to have accepted the calculation. In the event Parent objects to the calculation, such dispute shall be resolved in accordance with the provisions in Section 3.02(c) with respect to the determination of the Final Working Capital. In the event that the Pre-Closing Rent Portion exceeds the amount of rent reflected in the Final Balance Sheet with respect to such period, Parent shall make payment of such difference within two (2) business days of the final determination of the Pre-Closing Rent Portion. In the event that the Pre-Closing Rent Portion is less than the amount of rent reflected in the Final Balance Sheet with respect to such period, SBEEG shall make payment of such difference within two (2) business days of the final determination of the Pre-Closing Rent Portion.

11.11     Lease Modification.

The Parent shall use commercially reasonable efforts to obtain the release of the lessor of any Facility Lease to the termination of the guarantees made by Sam Nazarian and any other guarantors of such Facility Leases (each, a “Guarantor”).  If the Parent is unable to obtain the release of any Guarantor, then the Parent shall not have any obligation to obtain the release of such Guarantor and shall instead provide an indemnification agreement, in a form mutually agreed by the parties and pursuant to which the Parent shall indemnify such Guarantor for all payments and other liabilities of such Guarantor thereunder on a dollar-for-dollar basis.

11.12     Gift Cards.

The Company shall pay (and the Parent shall cause the Company to pay) SBEEG for the face amount of each gift card that is included in the calculation of Working Capital as of the Closing which are subsequently redeemed at any property owned or managed by SBEEG or any of its Affiliates following the Closing within fifteen (15) days after receipt by the Company or the Parent of an invoice therefor.

ARTICLE XII
MISCELLANEOUS

12.01     Press Releases and Communications

No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, providers, patients, customers or suppliers of the Company, shall be issued or made by any Party without the joint written approval of the Parent and SBEEG, unless (a) required by Law (in the reasonable opinion of counsel) in which case the Parent and SBEEG shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Related Agreement or the transactions contemplated hereby.

12.02     Expenses

Except as otherwise expressly provided herein, each Party shall pay all of its own expenses (including attorneys' and accountants' fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

12.03     Knowledge Defined

For purposes of this Agreement, the term “the Company's knowledge” or similar references to knowledge as used herein shall mean in the case of the Members and the Company, the actual knowledge of Richard Acosta, Sam Nazarian and John Kolaski after reasonably inquiry.

12.04     Notices

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered or delivered by facsimile, one day after deposit with Federal Express or similar reputable overnight courier service or three days after being mailed by first class mail, return receipt requested or transmitted via electronic mail (including by PDF format). Notices, demands and communications to the Parent, the Company, and the Members shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to the Parent and the Company (after the Closing), to it:

The ONE Group, LLC

411 West 14th Street

New York, New York 10014

Fax: (212) 255-9715

Attention: Jonathan Segal

Sam Goldfinger

Sonia Low

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Fax: (617) 542-2241

Attention: Sahir Surmeli, Esq.

Notices to SBEEG and the Company (prior to the Closing):

SBEEG Holdings, LLC

5900 Wilshire Blvd., 31st Floor

Los Angeles, CA 90036

Fax: 323 655-8001

Attention: Legal Department

with copies to (which shall not constitute notice):

Venable LLP

505 Montgomery Street, Suite 1400

San Francisco, CA 94111

Fax: (415) 653-3755

Attention: Brandt U. Mori, Esq.

Venable LLP

750 East Pratt Street, Suite 900

Baltimore, MD 21202

Fax: (410) 244-7742

Attention: W. Bryan Rakes, Esq.

12.05     Assignment

Neither the Company, SBEEG or the Manager may assign, delegate or otherwise transfer this Agreement or any of such party’s rights, interests or obligations hereunder, without the prior written consent of Parent and Buyer, and any attempt to do so will be null and void ab initio. Neither Buyer nor Parent may assign, delegate or otherwise transfer this Agreement or any of such party’s rights, interests or obligations hereunder, without the prior written consent of the Company, SBEEG and the Manager and any attempt to do so will be null and void ab initio, provided, however, that Buyer or Parent may, without the approval of any other party to this Agreement, but with prior notice to SBEEG, make a collateral assignment of this Agreement to its Debt Financing Source. If either Buyer or Parent assigns this Agreement or any of its rights, interests or obligations hereunder, Buyer and Parent shall remain liable for all obligations of Buyer and Parent pursuant to this Agreement. Upon any such permitted assignment, the references in this Agreement to Parent shall refer to such assignee unless the context otherwise requires. Subject to this Section 12.05, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each party’s successors, heirs, estates, executors, administrators and permitted assigns.

12.06     Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.07     References; Interpretation

The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (as opposed to Business Days) or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, Exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” means including without limitation. Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

12.08     No Strict Construction

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

12.09     Amendment and Waiver

Any provision of this Agreement or the Schedules or Exhibits may be amended or waived only in a writing signed by the Parent, the Company and SBEEG. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision. Notwithstanding the foregoing, Section 10.09, Section 12.05, Section 12.08, Section 12.09, Section 12.12 and Section 12.13 hereof may not be amended in any manner that would be adverse to a Debt Financing Source without such Debt Financing Source’s written consent.

12.10     Complete Agreement

This Agreement, the Disclosure Schedules, Exhibits, the Related Agreements, and the other documents referred to herein (including, prior to the Closing, the Nondisclosure Agreement, dated March 27, 2015 (the “Confidentiality Agreement”)) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.11     Counterparts

This Agreement may be executed in multiple counterparts (including by means of facsimile or PDF signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

12.12     No Third-Party Beneficiaries

Other than (a) in respect of Parent Indemnified Persons (in their capacities as such) and Seller Indemnified Persons (in their capacities as such) and (b) as otherwise provided in Section 10.09, Section 12.05 and Section 12.09, no party hereto (each of whom is an express third party beneficiary hereof), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.13     Waiver of Jury Trial

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND COVENANTS THAT NONE OF THE PARTIES WILL ASSERT ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY ACTION, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE COMPANY, PARENT AND MEMBERS HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. Each of the Parties hereto acknowledges that it has been informed by the other Parties that the provisions of this Section 12.13 constitute a material inducement upon which such other Parties are relying and will rely in entering into this Agreement. Any of the Parties may file an original counterpart or a copy of this Section 12.13 with any court as written evidence of the consent of the other Parties to the waiver of its right to trial by jury.

12.14     Delivery by Facsimile or PDF.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or PDF email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or PDF email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or PDF email as a defense to the formation of a Contract and each such Party forever waives any such defense.

12.15     Specific Performance.

In furtherance and not in limitation of Section 9.02, each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting a bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at Law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at Law would be adequate. Notwithstanding the foregoing and for the avoidance of doubt, in no event shall the Parent or Merger Sub have any obligation to seek or consummate a financing transaction in connection with the transactions contemplated by this Agreement.

12.16     Attorney-Client Privilege; Continued Representation.

The parties hereto hereby acknowledge that Venable LLP has acted as counsel to the Company, the Manager and SBEEG from time to time prior to the transactions contemplated by this Agreement as well as with respect thereto. The following provisions in this Section 12.17 apply to the attorney-client relationship between (a) the Company and Venable LLP prior to the Closing and (b) the Manager and SBEEG and Venable LLP following the Closing. Each of the parties hereto agrees that: (i) it will not seek to disqualify Venable LLP, based solely on its prior representation of the Company, the Manager and SBEEG, from acting and continuing to act as counsel to the Manager and SBEEG either in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated by this Agreement; (ii) the Manager and SBEEG have a reasonable expectation of privacy with respect to their and the Company’s communications (including any e-mail communications using the Company’s email system) with Venable LLP prior to Closing to the extent that such communications concern the transactions contemplated herein and were confidential between the Manager, SBEEG and/or the Company and Venable LLP; and (iii) the Manager and SBEEG (and, following the Closing, not Parent or any of its Affiliates, including, without limitation, the Company) shall have access to all such privileged communications.

*     *     *     *

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

PARENT:

ONE GROUP HOSPITALITY, INC.

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Chief Executive Officer

MERGER SUB:

WASABI ACQUISITION GLENDALE, LLC

By: Wasabi Holdings, LLC, its sole member

By: The ONE Group, LLC, its sole member

By: The ONE Group Hospitality, Inc.
(f/k/a Committed Capital Acquisition Corporation),
its sole member

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Chief Executive Officer

SBEEG:

SBEEG HOLDINGS, LLC

By:	/s/ Sam Nazarian
Name: Sam Nazarian
Title: Authorized Person
COMPANY:

KATSUYA-GLENDALE, LLC

By:	/s/ Sam Nazarian
Name: Sam Nazarian
Title: Authorized Person

MANAGER:

SBE/KATSUYA USA, LLC

By:	/s/ Sam Nazarian
Name: Sam Nazarian
Title: Authorized Person

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